As filed with the Securities and Exchange Commission on April 9, 2024
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Sierra Pacific Power Company
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	4931 (Primary Standard Industrial Classification Code Number)	88-0044418 (I.R.S. Employer Identification Number)
6100 Neil Road
Reno, Nevada 89511
(775) 834-4011
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael Behrens
Vice President and Chief Financial Officer
Sierra Pacific Power Company
6100 Neil Road
Reno, Nevada 89511
(775) 834-4011
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:
Alexander B. Young
ArentFox Schiff LLP
233 South Wacker Drive, Suite 7100
Chicago, IL 60606
(312) 258-5500

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable following the effective date of this registration statement.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not complete the exchange offer and issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
Subject to Completion, dated April 9, 2024
PROSPECTUS
SIERRA PACIFIC POWER COMPANY
Offer to Exchange
Up to $400,000,000 in aggregate principal amount of
5.900% General and Refunding Mortgage Notes, SPPC Series 2023A, due
2054 that have been registered under the Securities Act of 1933 for all outstanding unregistered 5.900% General and Refunding Mortgage
Notes, SPPC Series 2023A, due 2054

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We are offering to exchange new 5.900% General and Refunding Mortgage Notes, SPPC Series 2023A, due March 15, 2054 (the “Exchange Notes”) that have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for all of our outstanding unregistered 5.900% General and Refunding Mortgage Notes, SPPC Series 2023A, due March 15, 2054 (CUSIP Nos. 826418BP9 and U82195AD7; ISIN Nos. US826418BP95 and USU82195AD76) (the “Initial Notes”).

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The term “Notes” refers to both the Initial Notes and the Exchange Notes. We refer to the offer to exchange the Exchange Notes for the Initial Notes as described in the immediately preceding bullet as the “Exchange Offer” in this prospectus.

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Interest on the Exchange Notes will be payable semi-annually in arrears on each March 15 and September 15, having commenced on March 15, 2024.

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The Exchange Offer expires at 5:00 p.m., New York City time, on           , 2024, unless extended.

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The Exchange Offer is subject to customary conditions that may be waived by us.

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All Initial Notes outstanding that are validly tendered and not validly withdrawn prior to the expiration of the Exchange Offer will be exchanged for the Exchange Notes.

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Tenders of Initial Notes may be withdrawn at any time before 5:00 p.m., New York City time, on the expiration date of the Exchange Offer.

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We will not receive any proceeds from the Exchange Offer.

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The terms of the Exchange Notes to be issued are substantially identical to the terms of the Initial Notes, except that the Exchange Notes will not have transfer restrictions and holders of the Exchange Notes will not have registration rights.

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There is no established trading market for the Exchange Notes, and we do not intend to apply for listing of the Exchange Notes on any securities exchange or market quotation system.

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Broker-dealers who receive Exchange Notes pursuant to the Exchange Offer acknowledge that they will deliver a prospectus in connection with any resale of such Exchange Notes.

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Broker-dealers who acquired the Initial Notes as a result of market-making or other trading activities may use this prospectus, as it may be amended or supplemented from time to time, in connection with resales of the Exchange Notes.

See “Risk Factors” beginning on page 7 for a discussion of matters you should consider before you participate in the Exchange Offer.
Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or the accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is           , 2024

In this prospectus, unless otherwise indicated or the context otherwise requires, references to “Sierra Pacific,” “we,” “us” and “our” refer to Sierra Pacific Power Company, a Nevada corporation, and its subsidiaries.
This prospectus incorporates important business and financial information about us that is not included or delivered with this prospectus. We will provide this information to you at no charge upon written or oral request directed to Sierra Pacific Power Company, 6100 Neil Road, Reno, Nevada 89511, Attention: Chief Financial Officer, telephone number (775) 834-4011. In order to ensure timely delivery of the information, any request should be made by       , 2024.
No dealer, salesperson or other individual has been authorized to give any information or to make any representations not contained in this prospectus in connection with the Exchange Offer. If given or made, such information or representations must not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implications that there has not been any change in the facts set forth in this prospectus or in our affairs since the date hereof.
Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer acknowledges that it will deliver a prospectus in connection with any resale of such Exchange Notes. The letter of transmittal accompanying this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of the Exchange Notes received in exchange for Initial Notes where such Initial Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 120 days after the expiration of the Exchange Offer, we will make this prospectus available to any broker-dealer for use in connection with any such resales. See “Plan of Distribution.”

SUMMARY
This section contains a general summary of certain of the information contained in this prospectus. It does not include all of the information that may be important to you. You should read this entire prospectus, including the “Risk Factors” section and the documents incorporated by reference herein, including our Annual Report on Form 10-K for the year ended December 31, 2023 and the consolidated financial statements and notes to those statements contained in those reports, before making an investment decision. See “Where You Can Find More Information.”
Sierra Pacific Power Company
Overview of Our Business
We are a United States regulated electric and natural gas utility company serving 0.4 million retail electric customers and 0.2 million retail and transportation natural gas customers in northern Nevada. We are principally engaged in the business of generating, transmitting, distributing and selling electricity and in distributing, selling and transporting natural gas. We have an electric service territory covering approximately 41,400 square miles and a natural gas service territory covering approximately 900 square miles in Reno and Sparks. We principally serve the gaming, recreation, warehousing, manufacturing, governmental services and mining industries. We buy and sell electricity on the wholesale market with other utilities, energy marketing companies, financial institutions and other market participants to balance and optimize economic benefits of electricity generation, retail customer loads and wholesale transactions. The Company also sells natural gas to other utilities, municipalities and energy marketing companies on a wholesale basis. The Company’s electric and natural gas operations are conducted under numerous nonexclusive franchise agreements, revocable permits and licenses obtained from federal, state and local authorities.
We are an indirect wholly-owned subsidiary of Berkshire Hathaway Energy Company (“BHE”), a holding company based in Des Moines, Iowa that owns subsidiaries principally engaged in energy businesses. BHE is a consolidated subsidiary of Berkshire Hathaway Inc. BHE controls all of our voting securities. We are subject to the reporting requirements of Section 13 of the Exchange Act, and file annual, quarterly and current reports with the SEC.
We are incorporated in Nevada. Our principal executive offices are located at 6100 Neil Road, Reno, Nevada 89511 and our telephone number is (775) 834-4011.
The Exchange Offer
On September 15, 2023, we privately placed $400,000,000 aggregate principal amount of the Initial Notes in a transaction exempt from registration under the Securities Act. In connection with the private placement of the Initial Notes, we entered into a registration rights agreement, dated as of September 15, 2023, with the initial purchasers of the Initial Notes (the “Registration Rights Agreement”). In the Registration Rights Agreement, we agreed to offer the Exchange Notes, which will be registered under the Securities Act, in exchange for the Initial Notes. The Exchange Offer described in this prospectus is intended to satisfy our obligations under the Registration Rights Agreement. We also agreed to deliver this prospectus to the holders of the Initial Notes. You should read the discussion under the headings “Summary — Terms of the Notes” and “Description of the Notes” for information regarding the Notes.
The Exchange Offer
This is an offer to exchange $1,000 in principal amount of the Exchange Notes for each $1,000 in principal amount of the Initial Notes. The Exchange Notes are substantially identical to the Initial Notes, except that the Exchange Notes will generally be freely transferable. We believe that you can transfer the Exchange Notes without complying with the registration and prospectus delivery provisions of the Securities Act if you:
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acquire the Exchange Notes in the ordinary course of your business;

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are not, and do not intend to become, engaged in a distribution of the Exchange Notes;

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are not an “affiliate” (within the meaning of the Securities Act) of ours;

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are not a broker-dealer (within the meaning of the Securities Act) that acquired the Initial Notes from us or our affiliates; and

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are not a broker-dealer (within the meaning of the Securities Act) that acquired the Initial Notes in a transaction as part of its market-making or other trading activities.

If our belief is not accurate and you transfer an Exchange Note without delivering a prospectus meeting the requirements of the federal securities laws or without an exemption from these laws, you may incur liability under the federal securities laws. We do not and will not assume, or indemnify you against, this liability. See “The Exchange Offer — Terms of the Exchange.”
Registration Rights Agreement	We have agreed to file an exchange offer registration statement or, under certain circumstances, a shelf registration statement pursuant to the Registration Rights Agreement with respect to the Notes. The registration statement relating to the Exchange Offer described in this prospectus is intended to satisfy our obligations under the Registration Rights Agreement with respect to such exchange offer registration statement.
Minimum Condition	The Exchange Offer is not conditioned on any minimum aggregate principal amount of Initial Notes being tendered for exchange.
Expiration Date	The Exchange Offer will expire at 5:00 p.m., New York City time, on , 2024, unless we extend it.
Exchange Date	The Initial Notes will be accepted for exchange at the time when all conditions of the Exchange Offer are satisfied or waived. The Exchange Notes will be issued and delivered promptly after the expiration of the Exchange Offer.
Conditions to the Exchange	Our obligation to complete the Exchange Offer is subject to certain conditions. See “The Exchange Offer — Conditions to the Exchange Offer.” We reserve the right to terminate the Exchange Offer if any such conditions shall have occurred or to amend the terms of the Exchange Offer in accordance with applicable law or regulation, in each case at any time prior to the expiration of the Exchange Offer on the expiration date.
Withdrawal Rights	You may withdraw the tender of your Initial Notes at any time before the expiration of the Exchange Offer on the expiration date. Any Initial Notes not accepted for any reason will be returned to you without expense as promptly as practicable after the expiration or termination of the Exchange Offer.
Procedures for Tendering Initial Notes	See “The Exchange Offer — How to Tender.”
U.S. Federal Income Tax Considerations	The exchange of the Initial Notes for the Exchange Notes is not expected to be a taxable exchange for U.S. federal income tax purposes, and holders are not expected to realize any taxable gain or loss as a result of such exchange. For additional information, see “Certain U.S. Federal Income Tax Considerations.” You should consult your own tax advisor as to the tax consequences to you of the Exchange Offer, as well as tax consequences of the ownership and disposition of the Exchange Notes.
Effect on Holders of Initial Notes	If the Exchange Offer is completed on the terms and within the period contemplated by this prospectus, holders of the Initial Notes will have no further registration or other rights under the Registration Rights Agreement, except under limited circumstances. See “The Exchange Offer — Other.”

Holders of Initial Notes who do not tender their Initial Notes will continue to hold those Initial Notes. All untendered, and tendered but unaccepted, Initial Notes will continue to be subject to the transfer restrictions provided for in the Initial Notes and the indenture under which the Initial Notes have been issued. To the extent that the Initial Notes are tendered and accepted in the Exchange Offer, the trading market, if any, for the Initial Notes could be adversely affected. See “Risk Factors — Risks Associated with the Notes.” You may not be able to sell your Initial Notes if you do not exchange them for registered Exchange Notes in the Exchange Offer. Your ability to sell your Initial Notes may be significantly more limited and the price at which you may be able to sell your Initial Notes may be significantly lower if you do not exchange them for registered Exchange Notes in the Exchange Offer. See “The Exchange Offer — Other.”
Use of Proceeds	We will not receive any proceeds from the issuance of Exchange Notes in the Exchange Offer.
Exchange Agent	The Bank of New York Mellon Trust Company, N.A. is serving as the exchange agent in connection with the Exchange Offer.
Interest on Initial Notes Exchanged in the Exchange Offer	Holders of the Exchange Notes on the record date for the first interest payment date following the consummation of the Exchange Offer will be entitled to receive interest accruing from the issue date of the Initial Notes or, if interest has been paid, the most recent date to which interest has been paid on the Initial Notes.
Terms of the Exchange Notes
A brief description of the material terms of the Exchange Notes follows. For a more complete description, see “Description of the Notes.”
General	$400,000,000 aggregate principal amount of 5.900% General and Refunding Mortgage Notes, SPPC Series 2023A, due 2054.
The Initial Notes were, and the Exchange Notes will be, issued under the indenture, dated as of May 1, 2001, as amended to date (the “G&R Indenture”), between us and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”). Unless otherwise indicated, references hereafter to the securities in this prospectus include the securities previously issued under the indenture and which currently remain outstanding and the Notes (and any other series of notes, bonds or other securities hereafter issued under a supplemental indenture or otherwise pursuant to the indenture).
Maturity Date	The Exchange Notes will mature on March 15, 2054.
Interest Rate	The Exchange Notes will bear interest from September 15, 2023 at the rate of 5.900% per year.
Interest Payment Dates	Interest is payable on the Exchange Notes semi-annually in arrears on March 15 and September 15 of each year, having commenced on March 15, 2024.
Optional Redemption	At any time prior to September 15, 2053 (which is the date that is six months prior to the maturity of the Exchange Notes), we may redeem the Exchange Notes at our option, either in whole or in part, at a redemption price equal to the greater of (1) 100% of the principal amount of the Exchange Notes being redeemed and (2) a “make-whole” amount described under “Description of the Notes — Optional Redemption” plus, in each case, accrued and unpaid interest thereon to, but excluding, the date of redemption.

On or after September 15, 2053, we may redeem the Exchange Notes at our option, either in whole or in part, at a redemption price equal to 100% of the principal amount of the Exchange Notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the date of redemption. See “Description of the Notes — Optional Redemption.”
Security	The Exchange Notes will be secured by the lien of the G&R Indenture on substantially all properties owned by us located in the States of Nevada and California, equally with all outstanding and future securities issued under that indenture.
Ranking	The Exchange Notes will be senior obligations of ours and will rank equally in right of payment with all of our existing and future senior obligations and will rank senior in right of payment to all subordinated obligations of ours, if any.
Trustee	The Bank of New York Mellon Trust Company, N.A., is the trustee under the G&R Indenture.
Governing Law	The Exchange Notes, the G&R Indenture and the other documents for the offering of the Exchange Notes will be governed by the laws of the State of New York.
Risk Factors	Investing in the Exchange Notes involves a number of material risks. For discussion of certain risks that should be considered in connection with an investment in the Notes, see “Risk Factors” beginning on the next page of this prospectus.

RISK FACTORS
An investment in the Notes is subject to numerous risks and uncertainties, including, but not limited to, those described below. Careful consideration of these risks, together with all of the other information included in this prospectus and the documents incorporated by reference herein, should be made before making an investment decision. Additional risks and uncertainties not presently known or which we currently deem immaterial may also impair our business operations and our ability to service the Notes.
Risks Associated with the Notes
The terms of the G&R Indenture and our other outstanding debt do not prohibit us from incurring additional indebtedness, which could adversely affect our financial condition.
The terms of the G&R Indenture, which governs our rights and obligations with respect to the Notes, and the terms of our other outstanding debt, do not prohibit us from incurring indebtedness in addition to the Notes. Accordingly, we could enter into acquisitions, refinancings, recapitalizations or other highly leveraged transactions that could significantly increase our total amount of outstanding indebtedness. The interest payments needed to service this increased level of indebtedness could have a material adverse effect on our operating results. A highly leveraged capital structure could also impair our overall credit quality, making it more difficult for us to finance our operations, and could result in a downgrade in the ratings of our indebtedness, including the Notes, by credit rating agencies.
Your ability to transfer the Notes is limited by the absence of a market for the Notes, and a trading market for the Notes may not develop.
There is no existing public trading market for the Notes and a market for the Notes might not develop and you may not be able to sell the Notes or obtain a suitable price. If such a market were to develop, the Notes could trade at prices that may be higher or lower than their initial offering price depending on many factors, including prevailing interest rates, our operating results and the market for similar securities. We do not intend to apply for listing of the Notes on any securities exchange or an automated dealer quotation system. Furthermore, the ability of the initial purchasers and other market participants to make a market in the Notes may be impacted by changes in regulatory requirements applicable to the marketing, holding and trading of, and issuing quotations with respect to, the Notes, including as a result of potential restrictions pursuant to Rule 15c2-11 under the Exchange Act and regulatory interpretations thereof on the ability of the initial purchasers and other market participants to publish quotations for the Notes after January 4, 2025. Any such changes may materially affect the liquidity and trading prices for the Notes. As a consequence, an active trading market may not develop or be maintained for the Notes, you may not be able to sell the Notes, or, even if you can sell the Notes, you may not be able to sell them at an acceptable price.
Your ability to sell your Initial Notes may be significantly more limited, and the price at which you may be able to sell your Initial Notes may be significantly lower, if you do not exchange them for registered Exchange Notes in the Exchange Offer.
To the extent that Initial Notes are exchanged for registered Exchange Notes in the Exchange Offer, the trading market for the Initial Notes that remain outstanding may be significantly more limited. As a result, the liquidity of the Initial Notes not tendered for exchange could be adversely affected. The extent of the market for Initial Notes will depend upon a number of factors, including the number of holders and dollar amount of Initial Notes remaining outstanding and the interest of securities firms in maintaining a market in the Initial Notes. An issue of securities with a lesser outstanding market value available for trading, which is called the “float,” may command a lower price than would be comparable to an issue of securities with a greater float. As a result, the market price for Initial Notes that are not exchanged in the Exchange Offer may be affected adversely to the extent that Initial Notes exchanged in the Exchange Offer reduce the float or the number of holders. The reduced float and number of holders also may make the trading price of the Initial Notes that are not exchanged more volatile.

Our Financial Structure Risks
A downgrade in our credit ratings could negatively affect our access to capital, increase the cost of borrowing or raise energy transaction credit support requirements.
Our senior secured debt is rated by various rating agencies. We cannot give assurance that our senior secured debt rating will not be reduced in the future. Although none of our outstanding debt has rating-downgrade triggers that would accelerate a repayment obligation, a credit rating downgrade would increase our borrowing costs and commitment fees on our revolving credit agreements and other financing arrangements, perhaps significantly. In addition, we would likely be required to pay a higher interest rate in future financings, and the potential pool of investors would likely decrease.
Most of our large wholesale customers, suppliers and counterparties require us to have sufficient creditworthiness in order to enter into transactions, particularly in the wholesale energy markets. If our credit rating was to decline, especially below investment grade, financing costs and borrowings would likely increase because certain counterparties may require collateral in the form of cash, a letter of credit or some other form of security for existing transactions and as a condition to entering into future transactions with us. Such amounts may be material and may adversely affect our liquidity and cash flows.
BHE, the indirect owner of all of our voting securities, could exercise control over us in a manner that would benefit BHE to the detriment of our creditors.
BHE indirectly owns all of our voting securities and has control over all decisions requiring shareholder approval, including election of directors. In circumstances involving a conflict of interest between BHE and our creditors, BHE could exercise its control in a manner that would benefit BHE to the detriment of our creditors.
Our Business Risks
We are subject to operating uncertainties and events beyond our control that impact the costs to operate, maintain, repair and replace utility systems and the ability to self-insure many risks, which could adversely affect our consolidated financial results and our ability to service the Notes.
The operation of complex utility systems that are spread over large geographic areas involves many operating uncertainties and events beyond our control. These potential events include the breakdown or failure of our electricity generating facilities and related equipment, transmission and distribution lines and associated electric operations equipment or other equipment or processes, which could lead to catastrophic events; unscheduled outages; coal supply challenges occurring as a result of the transition away from coal-fueled resources; strikes, lockouts or other labor-related actions; shortages of qualified labor, including with respect to our suppliers and vendors; transmission and distribution system constraints; failure to obtain, renew or maintain rights-of-way, easements and leases on U.S. federal, Native American or tribal lands; terrorist activities or military or other actions, including physical or cyber attacks; fuel shortages or interruptions; unavailability of critical equipment, materials and supplies; low water flows and other weather-related impacts; performance below expected levels of output, capacity or efficiency; operator error; third-party excavation errors; unexpected degradation of transmission lines; design, construction or manufacturing defects; and catastrophic events such as severe storms, floods, fires, extreme temperature events, wind events, earthquakes, explosions, landslides, an electromagnetic pulse, mining incidents, costly litigation, wars, terrorism, pandemics and embargoes. A catastrophic event might result in injury or loss of life, extensive property damage, environmental or natural resource damages or excessive economic loss. Any of these events or other operational events could significantly reduce or eliminate our revenue or significantly increase our expenses. If we cannot operate our electricity or natural gas facilities at full capacity due to damage caused by a catastrophic event or due to supply constraints, our revenue could decrease and our expenses could increase due to the need to obtain energy from more expensive sources. We self-insure many risks, and current and future insurance coverage may not be sufficient to replace lost revenue or cover repair and replacement costs or other damages. Further, third-party liability insurance coverage may be costly or unavailable as a result of increasing risks associated with catastrophic wildfires as discussed below.

The scope, cost and availability of our insurance coverage may change, including the portion that is self-insured. Any reduction of our revenue or increase in our expenses resulting from the risks described above, could adversely affect our consolidated financial results and our ability to service the Notes.
We are subject to increasing risks from catastrophic wildfires and may be unable to obtain enough third-party liability insurance coverage at a reasonable cost or at all, which could materially affect our financial results and liquidity.
The risk of catastrophic and severe wildfires has increased in the western U.S. giving rise to the potential for large damage claims against utilities for fire-related losses. Catastrophic and severe wildfires can occur in our service territory even when we effectively implement our wildfire mitigation plans and prudently manage our systems.
We monitor weather conditions with specific thresholds for designated high fire consequence areas to help ensure the safe and reliable operation of our systems during periods of elevated wildfire ignition risk. Should weather conditions become extreme, we may de-energize certain sections of our transmission and distribution facilities as a last resort to minimize risk to the public. These “public safety power shutoffs” could be subject to increased scrutiny by regulators and policy makers. And, although “public safety power shutoffs” are intended to minimize risk of wildfire ignition, de-energization may cause other damages for which we could be held liable.
Our business could be adversely affected by epidemics, pandemics or other outbreaks.
Our business could be adversely affected by epidemics, pandemics or other outbreaks generally and more specifically in the markets in which we operate, including, without limitation, if our utility customers experience decreases in demand for our products and services or otherwise reduce their consumption of electricity or natural gas that we supply, or if we experience material payment defaults by our customers. In addition, our results and financial condition may be adversely affected by federal, state or local and foreign legislation related to such epidemics, pandemics or other outbreaks (or other similar policies, laws, regulations, orders or other governmental or regulatory actions) that would impose a moratorium on terminating electric or natural gas utility services, including related assessment of late fees, due to non-payment or other circumstances. The government and regulators could impose other requirements on our business that could have an adverse impact on our financial results.
Further, epidemics, pandemics or other outbreaks could disrupt supply chains (including supply chains for energy generation, steel or transmission wire) relating to the markets we serve, which could adversely impact our ability to generate or supply power. In addition, such disruptions to the supply chain could delay certain construction and other capital expenditure projects, including construction and repowering of our renewable generation projects. Such disruptions could adversely affect our future financial results.
We are subject to extensive federal, state and local legislation and regulation, including numerous environmental, health, safety, reliability, data privacy and other laws and regulations that may affect our operations and costs. These laws and regulations are complex, dynamic and subject to new interpretations or change. In addition, new laws and regulations, including, but not limited to, initiatives regarding deregulation and restructuring of the utility industry, are continually being proposed and enacted that may impose new or revised requirements or standards on us.
We are required to comply with numerous federal, state and local laws and regulations that have broad application to us and limit our ability to independently make and implement management decisions regarding, among other items, constructing, acquiring, disposing or retiring operating assets; operating and maintaining generating facilities and transmission and distribution system assets; complying with environmental requirements; setting rates charged to customers; establishing capital structures and issuing debt or equity securities; transacting between subsidiaries and affiliates; and paying dividends or similar distributions. These laws and regulations, which are followed in developing our safety and compliance programs and procedures, are implemented and enforced by federal, state and local regulatory agencies, such as, among others, the Occupational Safety and Health Administration, the Federal Energy Regulatory Commission (“FERC”), the Environmental Protection Agency and the Public Utilities Commission of Nevada (“PUCN”).

Compliance with applicable laws and regulations generally requires us to obtain and comply with a wide variety of licenses, permits, inspections, audits and other approvals. Further, compliance with laws and regulations can require significant capital and operating expenditures, including expenditures for new equipment, inspection, cleanup costs, removal and remediation costs and damages arising out of contaminated properties. Compliance activities pursuant to existing or new laws and regulations could be prohibitively expensive or otherwise uneconomical. As a result, we could be required to shut down some facilities or materially alter their operations. Further, we may not be able to obtain or maintain all required environmental or other regulatory approvals and permits for our operating assets or development projects. Delays in, or active opposition by third parties to, obtaining any required environmental or regulatory authorizations or failure to comply with the terms and conditions of the authorizations may increase costs or prevent or delay us from operating our facilities, developing or favorably locating new facilities or expanding existing facilities. If we fail to comply with any environmental or other regulatory requirements, we may be subject to penalties and fines or other sanctions, including changes to the way our electricity generating facilities are operated that may adversely impact generation. The costs of complying with laws and regulations could adversely affect our consolidated financial results and our ability to service the Notes. Not being able to operate existing facilities or develop new generating facilities to meet customer electricity needs could require us to increase our purchases of electricity on the wholesale market, which could increase market and price risks and adversely affect our consolidated financial results and our ability to service the Notes.
Existing laws and regulations, while comprehensive, are subject to changes and revisions from ongoing policy initiatives by legislators and regulators and to interpretations that may ultimately be resolved by the courts. For example, changes in laws and regulations could result in, but are not limited to, increased competition and decreased revenue within our service territory; new environmental or climate-related requirements, including the implementation of or changes to the Affordable Clean Energy rule, renewable portfolio standards and greenhouse gas emissions reduction goals; the issuance of new or stricter air quality standards; the implementation of energy efficiency mandates; the issuance of regulations governing the management and disposal of coal combustion byproducts; changes in forecasting requirements; changes to our service territory as a result of condemnation or takeover by municipalities or other governmental entities, particularly where we lack the exclusive right to serve our customers; the inability to recover our costs on a timely basis, if at all; new pipeline safety requirements; or a negative impact on our current cost recovery arrangements. In addition to changes in existing legislation and regulation, new laws and regulations are likely to be enacted from time to time that impose additional or new requirements or standards on our businesses.
New federal, regional, state and international accords, legislation, regulation, or judicial proceedings limiting greenhouse gas emissions could have a material adverse impact on us, the U.S. and the global economy. Companies and industries with higher greenhouse gas emissions, such as utilities with significant coal-fueled generating facilities, will be subject to more direct impacts and greater financial and regulatory risks. The impact is dependent on numerous factors, none of which can be meaningfully quantified at this time. These factors include, but are not limited to, the magnitude and timing of greenhouse gas emissions reduction requirements; the design of the requirements; the cost, availability and effectiveness of emissions control technology; the price, distribution method and availability of offsets and allowances used for compliance; government-imposed compliance costs; and the existence and nature of incremental cost recovery mechanisms. Examples of how new requirements may impact us include:
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Additional costs may be incurred to purchase required emissions allowances under any market-based cap-and-trade system in excess of allocations that are received at no cost. These purchases would be necessary until new technologies could be developed and deployed to reduce emissions or lower carbon generation is available;

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Acquiring and renewing construction and operating permits for new and existing generating facilities may be costly and difficult;

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Additional costs may be incurred to purchase and deploy new generating technologies;

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Costs may be incurred to retire existing coal-fueled generating facilities before the end of their otherwise useful lives or to convert them to burn fuels, such as natural gas or biomass, that result in lower emissions;

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Operating costs may be higher and generating unit outputs may be lower;

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Higher interest and financing costs and reduced access to capital markets may result to the extent that financial markets view climate change and greenhouse gas emissions as a greater business risk; and

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Our natural gas pipeline operations and capacity sales, electric transmission and retail sales may be impacted in response to changes in customer demand and requirements to reduce greenhouse gas emissions.

The impact of events or conditions caused by climate change, whether from natural processes or human activities, are uncertain and could vary widely, from highly localized to worldwide, and the extent to which a utility’s operations may be affected is uncertain. Climate change may cause physical and financial risks through, among other things, sea level rise, changes in precipitation and extreme weather events. Consumer demand for energy may increase or decrease, based on overall changes in weather and as customers promote lower energy consumption through the continued use of energy efficiency programs or other means. Availability of resources to generate electricity, such as water for hydroelectric production and cooling purposes, may also be impacted by climate change and could influence our existing and future electricity generating portfolio. These issues may have a direct impact on the costs of electricity production and increase the price customers pay or their demand for electricity.
Implementing actions required under, and otherwise complying with, new federal and state laws and regulations and changes in existing ones are among the most challenging aspects of managing utility operations. We cannot accurately predict the type or scope of future laws and regulations that may be enacted, changes in existing ones or new interpretations by agency orders or court decisions nor can we determine their impact on us at this time; however, any one of these could adversely affect our consolidated financial results and our ability to service the Notes through higher capital expenditures and operating costs, and early closure of generating facilities or restrict or otherwise cause an adverse change in how we operate our businesses. To the extent that we are not allowed by our regulators to recover or cannot otherwise recover the costs to comply with new laws and regulations or changes in existing ones, the costs of complying with such additional requirements could have a material adverse effect on our consolidated financial results and our ability to service the Notes. Additionally, even if such costs are recoverable in rates, if they are substantial and result in rates increasing to levels that substantially reduce customer demand, this could have a material adverse effect on our consolidated financial results and our ability to service the Notes.
Recovery of costs and certain activities by us are subject to regulatory review and approval, and the inability to recover costs or undertake certain activities may adversely affect our consolidated financial results.
State Regulatory Rate Review Proceedings
We establish rates for our regulated retail service through state regulatory proceedings before the PUCN. These proceedings typically involve multiple parties, including government bodies and officials, consumer advocacy groups and various consumers of energy, who have differing concerns but generally have the common objective of limiting rate increases or requesting rate decreases while also requiring us to ensure system reliability. Decisions are subject to judicial appeal, potentially leading to further uncertainty associated with the approval proceedings.
Retail rates in Nevada are based in part upon the PUCN’s acceptance of an allocated share of total utility costs. Ratemaking is also generally done on the basis of estimates of normalized costs, so if a given year’s realized costs are higher than normalized costs, rates may not be sufficient to cover those costs. In some cases, actual costs are lower than the normalized or estimated costs recovered through rates and from time-to-time may result in the PUCN requiring refunds to customers. The PUCN generally sets rates based on a test year established in accordance with its policies. The test year data adopted may create a lag between the incurrence of a cost and its recovery in rates. The PUCN also decides the allowed levels of expense, investment and capital structure that it deems are just and reasonable in providing the service and may disallow recovery in rates for any costs that it believes do not meet such standard. Additionally, the PUCN establishes the allowed rate of return we will be given an opportunity to earn on our sources of capital. While rate regulation is premised on providing a fair opportunity to earn a reasonable rate of return on invested capital, the PUCN does not guarantee that we will be able to realize the allowed rate of return or recover all of our costs even if we believe such costs to be prudently incurred.
FERC Jurisdiction
The FERC authorizes cost-based rates associated with transmission services provided by our transmission facilities. Under the Federal Power Act, we may voluntarily file, or may be obligated to file, for changes, including general rate changes, to our system-wide transmission service rates. General rate changes implemented may be subject to refund. The FERC also has responsibility for approving both cost- and market-based rates under which we sell electricity in the wholesale market and has broad jurisdiction over energy markets. The FERC may impose price limitations, bidding rules and other mechanisms to address some of the volatility of these markets or could revoke or restrict our ability to sell electricity at market-based rates, which could adversely affect our consolidated financial results and our ability to service the Notes. The FERC also maintains rules concerning standards of conduct, affiliate restrictions, interlocking directorates and cross-subsidization. As a participant in the Energy Imbalance Market, we are also subject to applicable California Independent System Operator Corporation rules, which are subject to FERC approval and operational procedures. The FERC may also impose substantial civil penalties for any non-compliance with the Federal Power Act and the FERC’s rules and orders.
The North American Electric Reliability Corporation (“NERC”) has standards in place to ensure the reliability of the electric generation system and transmission grid. We are subject to the NERC’s regulations and periodic audits to ensure compliance with those regulations. The NERC may carry out enforcement actions for non-compliance and administer significant financial penalties, subject to the FERC’s review.
Physical or cyber attacks, both threatened and actual, could impact our operations and could adversely affect our financial results.
We rely on technology in virtually all aspects of our business. Like any business, our technology systems are a target for computer viruses, malicious codes, unauthorized access, phishing efforts, denial-of-service attacks and other cyber attacks, and we expect to be subject to attempted attacks in the future and will continue to adapt defensive capabilities as such attacks become more sophisticated and frequent. A significant disruption or failure of our technology systems by cyber or physical attack could result in service interruptions, safety failures, security events, regulatory compliance failures, an inability to protect information and assets against unauthorized users, and other operational difficulties. Attacks perpetrated against our systems could result in loss of assets and critical information and expose it to remediation costs and reputational damage.
Although we have taken steps intended to mitigate these risks, a significant disruption or cyber intrusion at one or more of our operations could adversely affect our financial results. Cyber attacks could further adversely affect our ability to operate facilities, information technology and business systems, or compromise sensitive customer and employee information. In addition, physical or cyber attacks against key suppliers or service providers could have a similar effect on us. Additionally, if we are unable to acquire, develop, implement, adopt or protect rights around new technology, we may suffer a competitive disadvantage.
We are actively pursuing, developing and constructing new or expanded facilities, the completion and expected costs of which are subject to significant risk, and we have significant funding needs related to our planned capital expenditures.
We actively pursue, develop and construct new or expanded facilities. We expect that we will incur significant annual capital expenditures over the next several years. Such expenditures may include construction and other costs for new electricity generating facilities, electric transmission or distribution projects, environmental control and compliance systems, new or expanded local distribution systems, and continued maintenance and upgrades of existing assets.
Development and construction of major facilities are subject to substantial risks, including fluctuations in the price and availability of commodities, manufactured goods, equipment, labor, siting and permitting and changes in environmental and operational compliance matters, load forecasts and other items over a multi-year construction period, as well as counterparty risk and the economic viability of our suppliers, customers and contractors. Certain of our construction projects are substantially dependent upon a single supplier or contractor and replacement of such supplier or contractor may be difficult and cannot be assured. These risks may result in the inability to timely complete a project or higher than expected costs to complete an asset and place it in service and, in extreme cases, the loss of the power purchase agreements or other long-term off-take contracts underlying such projects. Such costs may not be recoverable in the regulated rates or market or contract prices we are able to charge our customers. Delays in construction of renewable projects may result in delayed in-service dates which may result in the loss of anticipated revenue or income tax benefits. It is also possible that additional generation needs may be obtained through power purchase agreements, which could increase long-term purchase obligations and force reliance on the operating performance of a third party. The inability to successfully and timely complete a project, avoid unexpected costs or recover any such costs could adversely affect our consolidated financial results and our ability to service the Notes.
Furthermore, we depend upon both internal and external sources of liquidity to provide working capital and to fund capital requirements. If BHE does not provide needed funding to us and we are unable to obtain funding from external sources, we may need to postpone or cancel planned capital expenditures.
A significant sustained decrease in demand for electricity or natural gas in the markets served by us would decrease our operating revenue, could impact our planned capital expenditures and could adversely affect our consolidated financial results and our ability to service the Notes.
A significant sustained decrease in demand for electricity or natural gas in the markets served by us would decrease our operating revenue, could impact our planned capital expenditures and could adversely affect our consolidated financial results and our ability to service the Notes. Factors that could lead to a decrease in market demand include, among others:
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a depression, recession or other adverse economic condition that results in a lower level of economic activity or reduced spending by consumers on electricity or natural gas;

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an increase in the market price of electricity or natural gas or a decrease in the price of other competing forms of energy;

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efforts by customers, legislators and regulators to reduce the consumption of electricity generated or distributed by us through various existing laws and regulations, as well as deregulation, conservation, energy efficiency and private generation measures and programs;

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laws or policy pronouncements mandating or encouraging renewable energy sources, which may decrease the demand for electricity and natural gas provided by us or change the market prices of these commodities and may increase the cost to us of electricity derived from certain sources, including from customers who sell electricity from rooftop solar installations to us;

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higher fuel taxes or other governmental or regulatory actions that increase, directly or indirectly, the cost of natural gas or other fuel sources for electricity generation or that limit the use of natural gas or the generation of electricity from fossil fuels;

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a shift to more energy-efficient or alternative fuel machinery or an improvement in fuel economy, whether as a result of technological advances by manufacturers, legislation mandating higher fuel economy or lower emissions, price differentials, incentives or otherwise;

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a reduction in the state or federal subsidies or tax incentives that are provided to agricultural, industrial or other customers, or a significant sustained change in prices for commodities; and

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sustained mild weather that reduces heating or cooling needs.

Our operating results may fluctuate on a seasonal and quarterly basis and may be adversely affected by weather.
In the markets in which we operate, demand for electricity peaks during the summer months when cooling needs are higher. Market prices for electricity also generally peak at that time. In addition, demand for natural gas and other fuels generally peaks during the winter. This is especially true in our retail natural gas business. Further, extreme weather conditions, such as heat waves, winter storms or floods could cause these seasonal fluctuations to be more pronounced.
As a result, our overall financial results may fluctuate substantially on a seasonal and quarterly basis. We have historically provided less service, and consequently earned less income, when weather conditions are mild. Unusually mild weather in the future may adversely affect our consolidated financial results and our ability to service the Notes through lower revenue or margins. Conversely, unusually extreme weather conditions could increase our costs to provide services and could adversely affect our consolidated financial results and our ability to service the Notes. The extent of fluctuation in our consolidated financial results may change depending on a number of factors related to our regulatory environment and contractual agreements, including our ability to recover energy costs, the existence of earnings sharing provisions and terms of our wholesale sale contracts.
We are subject to market risk associated with the wholesale energy markets, which could adversely affect our consolidated financial results and our ability to service the Notes.
In general, our primary market risk is adverse fluctuations in the market price of wholesale electricity and fuel, including natural gas, coal and fuel oil, which is compounded by volumetric changes affecting the availability of or demand for electricity and fuel. The market price of wholesale electricity may be influenced by several factors, such as the adequacy or type of generating capacity, scheduled and unscheduled outages of generating facilities, prices and availability of fuel sources for generation, disruptions or constraints to transmission and distribution facilities, weather conditions, demand for electricity, economic growth and changes in technology. Volumetric changes are caused by fluctuations in generation or changes in customer needs that can be due to the weather, electricity and fuel prices, the economy, regulations and governmental policies or customer behavior. For example, we purchase electricity and fuel in the open market as part of our normal operating businesses. If market prices rise, especially in a time when larger than expected volumes must be purchased at market prices, we may incur significantly greater expenses than anticipated. Likewise, if electricity market prices decline in a period when we are a net seller of electricity in the wholesale market, we could earn less revenue. Although we have an energy cost adjustment mechanism, the risks associated with changes in market prices may not be fully mitigated.
Potential terrorist activities and the impact of military or other actions, including sanctions, export controls and similar measures, could adversely affect our consolidated financial results and our ability to service the Notes.
The ongoing threat of terrorism and the impact of military or other actions by nations or politically, ethnically or religiously motivated organizations regionally or globally may create increased political, economic, social and financial market instability, which could subject our operations to increased risks. Additionally, the U.S. government has issued warnings that energy assets, specifically pipeline, transmission and other electric utility infrastructure, are potential targets for terrorist attacks. Further, the potential or actual outbreak of war or other hostilities and the resulting economic sanctions and military actions, could adversely affect global and regional economies and financial markets. Our business must be conducted in compliance with applicable economic and trade sanctions, laws and regulations, including those administered and enforced by the U.S. Department of Commerce, the United Nations Security Council and other relevant governmental authorities in the U.S., which include sanctions that could potentially restrict or prohibit our relationships with certain suppliers and customers. Political, economic, social or financial market instability or damage to or interference with our operating assets, customers or suppliers may result in business interruptions, lost revenue, higher commodity prices, disruption in fuel supplies, lower energy consumption and unstable markets, particularly with respect to electricity and natural gas, and increased security, repair or other costs, any of which may materially adversely affect us in ways that cannot be predicted at this time. Any of these risks could materially affect our consolidated financial results and our ability to service the Notes. Furthermore, instability in the financial markets as a result of terrorism or war could also materially adversely affect our ability to raise capital.
We are subject to counterparty credit risk, which could adversely affect our consolidated financial results and our ability to service the Notes.
We are subject to counterparty credit risk related to contractual payment obligations with wholesale suppliers and customers. Adverse economic conditions or other events affecting counterparties with whom we conduct business could impair the ability of these counterparties to meet their payment obligations. We depend on these counterparties to remit payments on a timely basis. We continue to monitor the creditworthiness of our wholesale suppliers and customers in an attempt to reduce the impact of any potential counterparty default. If strategies used to minimize these risk exposures are ineffective or if our wholesale suppliers’ or customers’ financial condition deteriorates or they otherwise become unable to pay, it could have a significant adverse impact on our liquidity, our consolidated financial results and our ability to service the Notes.
We are subject to counterparty performance risk, which could adversely affect our consolidated financial results and our ability to service the Notes.
We are subject to counterparty performance risk related to performance of contractual obligations by wholesale suppliers, customers and contractors. We rely on wholesale suppliers to deliver commodities, primarily natural gas, coal and electricity, in accordance with short- and long-term contracts. Failure or delay by suppliers to provide these commodities pursuant to existing contracts could disrupt the delivery of electricity and require us to incur additional expenses to meet customer needs. In addition, when these contracts terminate, we may be unable to purchase the commodities on terms equivalent to the terms of current contracts.
We rely on wholesale customers to take delivery of the energy they have committed to purchase. Failure of customers to take delivery may require us to find other customers to take the energy at lower prices than the original customers committed to pay. If our wholesale customers are unable to fulfill their obligations, there may be a significant adverse impact on our consolidated financial results and our ability to service the Notes.
Poor performance of plan and fund investments and other factors impacting the pension and other postretirement benefit plans could unfavorably impact our cash flows and liquidity.
Costs of providing our defined benefit pension and other postretirement benefit plans depend upon a number of factors, including the rates of return on plan assets, the level and nature of benefits provided, discount rates, mortality assumptions, the interest rates used to measure required minimum funding levels, the funded status of the plans, changes in benefit design, tax deductibility and funding limits, changes in laws and government regulation and our required or voluntary contributions made to the plans. Certain of our pension and other postretirement benefit plans are in underfunded positions. Even if sustained growth in the investments over future periods increases the value of these plans’ assets, we will likely be required to make cash contributions to fund these plans in the future. Additionally, our plans have investments in domestic and foreign equity and debt securities and other investments that are subject to the risk of loss. Losses from investments could add to the volatility, size and timing of future contributions.
Inflation and changes in commodity prices and fuel transportation costs may adversely affect our consolidated financial results and our ability to service the Notes.
Inflation and increases in commodity prices and fuel transportation costs may affect our businesses by increasing both operating and capital costs. As a result of existing rate agreements, contractual arrangements or competitive price pressures, we may not be able to pass the costs of inflation on to our customers. If we are unable to manage cost increases or pass them on to our customers, our consolidated financial results and our ability to service the Notes could be adversely affected.
Disruptions in the financial markets could affect our ability to obtain debt financing or to draw upon or renew existing credit facilities and have other adverse effects on us, including our ability to service the Notes.
Disruptions in the financial markets could affect our ability to obtain debt financing or to draw upon or renew existing credit facilities and have other adverse effects on us, including our ability to service the Notes. Significant dislocations and liquidity disruptions in the United States and global credit markets, such as those that occurred in 2008, 2009 and 2020, may materially impact liquidity in the bank and debt capital markets, making financing terms less attractive for borrowers that are able to find financing and, in other cases, may cause certain types of debt financing, or any financing, to be unavailable. Additionally, economic uncertainty in the United States or globally may adversely affect the U.S. credit markets and could negatively impact our ability to access funds on favorable terms or at all. If we are unable to access the bank and debt markets to meet liquidity and capital expenditure needs, it may adversely affect the timing and amount of our capital expenditures, acquisition financing and our consolidated financial results and our ability to service the Notes.
We are involved in a variety of legal proceedings, the outcomes of which are uncertain and could adversely affect our consolidated financial results and our ability to service the Notes.
We are, and in the future may become, a party to a variety of legal proceedings. Litigation is subject to many uncertainties, and we cannot predict the outcome of individual matters with certainty. It is possible that the final resolution of some of the matters in which we are involved could result in additional material payments substantially in excess of established liabilities or in terms that could require us to change business practices and procedures or divest ownership of assets. Further, litigation could result in the imposition of operational or financial penalties or injunctions and adverse regulatory consequences, any of which could limit our ability to take certain desired actions or the denial of needed permits, licenses or regulatory authority to conduct our business, including the siting, operation or permitting of facilities. Any of these outcomes could have a material adverse effect on our consolidated financial results and our ability to service the Notes.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and the documents incorporated by reference into this prospectus contain statements that do not directly or exclusively relate to historical facts. These statements are “forward-looking statements” within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements can typically be identified by the use of forward-looking words, such as “will,” “may,” “could,” “project,” “believe,” “anticipate,” “expect,” “estimate,” “continue,” “intend,” “potential,” “plan,” “forecast” and similar terms. These statements are based upon our current intentions, estimates, assumptions, expectations and beliefs and are subject to risks, uncertainties and other important factors. Many of these factors are outside our control and could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include, among others:
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general economic, political and business conditions, as well as changes in, and compliance with, laws and regulations, including income tax reform, initiatives regarding deregulation and restructuring of the utility industry, and reliability and safety standards, affecting our operations or related industries;

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changes in, and compliance with, environmental laws, regulations, decisions and policies, whether directed towards protection of environmental resources, present and future climate considerations or social justice concerns, that could, among other items, increase operating and capital costs, reduce facility output, accelerate facility retirements or delay facility construction or acquisition;

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the outcome of regulatory rate reviews and other proceedings conducted by regulatory agencies or other governmental and legal bodies and our ability to recover costs through rates in a timely manner;

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changes in economic, industry, competition or weather conditions, as well as demographic trends, new technologies and various conservation, energy efficiency and private generation measures and programs, that could affect customer growth and usage, electricity and natural gas supply or our ability to obtain long term contracts with customers and suppliers;

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performance, availability and ongoing operation of our facilities, including facilities not operated by us, due to the impacts of market conditions, outages and associated repairs, transmission constraints, weather, including wind, solar and hydroelectric conditions, and operating conditions;

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the effects of catastrophic and other unforeseen events, which may be caused by factors beyond our control or by a breakdown or failure of our operating assets, including severe storms, floods, fires, extreme temperature events, wind events, earthquakes, explosions, landslides, an electromagnetic pulse, mining incidents, costly litigation, wars, terrorism, pandemics, embargoes, and cyber security attacks, data security breaches, disruptions, or other malicious acts;

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the risks and uncertainties associated with wildfires that have occurred, are occurring or may occur in our service territory; the damage caused by such wildfires; the extent of our liability in connection with such wildfires (including the risk that we may be found liable for damages regardless of fault); investigations into such wildfires; the outcomes of any legal proceedings, demands or similar actions initiated against us; the risk that we are not able to recover losses from insurance or through rates; and the effect of such wildfires, investigations and legal proceedings on our financial condition and reputation;

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our ability to reduce wildfire threats and improve safety, including the ability to comply with the targets and metrics set forth in our wildfire mitigation plans; to retain or contract for the workforce necessary to execute our wildfire mitigation plans; the effectiveness of our system hardening; ability to achieve vegetation management targets; and the cost of these programs and the timing and outcome of any proceeding to recover such costs through rates;

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the ability to economically obtain insurance coverage, or any insurance coverage at all, sufficient to cover losses arising from catastrophic events, such as wildfires;

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a high degree of variance between actual and forecasted load or generation that could impact our hedging strategy and the cost of balancing our generation resources with our retail load obligations;

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changes in prices, availability and demand for wholesale electricity, coal, natural gas, other fuel sources and fuel transportation that could have a significant impact on generating capacity and energy costs;

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the financial condition, creditworthiness and operational stability of our significant customers and suppliers;

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changes in business strategy or development plans;

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availability, terms and deployment of capital, including reductions in demand for investment-grade commercial paper, debt securities and other sources of debt financing and volatility in interest rates and credit spreads;

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changes in our credit ratings, changes in rating methodology and placement on negative outlook or credit watch;

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the impact of certain contracts used to mitigate or manage volume, price and interest rate risk, including increased collateral requirements, and changes in commodity prices, interest rates and other conditions that affect the fair value of certain contracts;

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the impact of inflation on costs and our ability to recover such costs in regulated rates;

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increases in employee healthcare costs;

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the impact of investment performance, certain participant elections such as lump sum distributions and changes in interest rates, legislation, healthcare cost trends, mortality and morbidity on pension and other postretirement benefits expense and funding requirements;

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the impact of supply chain disruptions and workforce availability on our ongoing operations and our ability to timely complete construction projects;

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unanticipated construction delays, changes in costs, receipt of required permits and authorizations, ability to fund capital projects and other factors that could affect future facilities and infrastructure additions;

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the availability and price of natural gas in applicable geographic regions and demand for natural gas supply;

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the impact of new accounting guidance or changes in current accounting estimates and assumptions on our financial results; and

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other business or investment considerations that may be disclosed from time to time in our filings with the SEC or in other publicly disseminated written documents.

Further details of the potential risks and uncertainties affecting us are described in the “Risk Factors” section of this prospectus and in the documents incorporated by reference into this prospectus. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The foregoing factors should not be construed as exclusive.

USE OF PROCEEDS
We will not receive any proceeds from the issuance of the Exchange Notes in the Exchange Offer. The Exchange Notes will evidence the same debt as the Initial Notes tendered in exchange for Exchange Notes. Accordingly, the issuance of the Exchange Notes will not result in any change in our outstanding indebtedness.

THE EXCHANGE OFFER
Purpose of the Exchange Offer
On September 15, 2023, we privately placed the Initial Notes in a transaction exempt from registration under the Securities Act. Accordingly, the Initial Notes may not be reoffered, resold or otherwise transferred in the United States unless so registered or unless an exemption from the Securities Act registration requirements is available. Pursuant to Registration Rights Agreement with the initial purchasers of the Initial Notes, we agreed, for the benefit of holders of the Initial Notes, to:
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prepare and file an exchange offer registration statement with the SEC with respect to a registered offer to exchange the Initial Notes for Exchange Notes issued under the same indenture as the Initial Notes, in the same aggregate principal amount as and with terms that are identical in all material respects to the Initial Notes except that the Exchange Notes will generally be freely transferable;

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use our reasonable best efforts to cause the exchange offer registration statement to become effective under the Securities Act on or before September 15, 2024 (within 365 days after the date on which we issued the Initial Notes) (such 365th day being the “Exchange Offer Effectiveness Deadline” for the exchange offer registration statement); and

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promptly after the exchange offer registration statement is declared effective, offer the Exchange Notes in exchange for surrender of the Initial Notes.

We will be entitled to consummate the Exchange Offer on the expiration date (as defined below) provided that we have accepted all Initial Notes previously validly tendered in accordance with the terms set forth in this prospectus and the applicable letter of transmittal.
In addition, under certain circumstances described below, we may be required to file a shelf registration statement to cover resales of certain of the Notes.
If we do not comply with certain of our obligations under the Registration Rights Agreement, as applicable, we must pay additional interest on the Initial Notes in addition to the interest that is otherwise due on the Notes. The purpose of the Exchange Offer is to fulfill our obligations with respect to the Registration Rights Agreement.
If you are a broker-dealer that receives Exchange Notes for its own account in exchange for Initial Notes, where you acquired such Initial Notes as a result of market-making activities or other trading activities, you must acknowledge that you will deliver a prospectus in connection with any resale of such Exchange Notes. See “Plan of Distribution.”
Terms of the Exchange
Upon the terms and subject to the conditions contained in this prospectus and in the letters of transmittal that accompany this prospectus, we are offering to exchange $1,000 in principal amount of the Exchange Notes for each $1,000 in principal amount of the Initial Notes. The terms of the Exchange Notes are identical in all material respects to the terms of the Initial Notes except that the Exchange Notes will generally be freely transferable. The Exchange Notes will evidence the same debt as the Initial Notes and will be entitled to the benefits of the G&R Indenture. Any Initial Notes that remain outstanding after the consummation of the Exchange Offer, together with all of Exchange Notes issued in connection with the Exchange Offer, will be treated as a single class of securities under the G&R Indenture. See “Description of the Notes.”
The Exchange Offer is not conditioned on any minimum aggregate principal amount of Initial Notes being tendered for exchange.
Based on existing interpretations of the Securities Act by the staff of the SEC set forth in several no-action letters to third parties, and subject to the immediately following sentence, we believe that you may offer for resale, resell and otherwise transfer the Exchange Notes without further compliance with the registration and prospectus delivery provisions of the Securities Act. However, if you are an “affiliate” (within the meaning of the Securities Act) of ours or you intend to participate in the Exchange Offer for the purpose of distributing the Exchange Notes or you are a broker-dealer (within the meaning of the Securities

Act) that acquired notes in a transaction other than as part of its market-making or other trading activities and who has arranged or has an understanding with any person to participate in the distribution of the Exchange Notes, you:
(1)
will not be able to rely on the interpretations by the staff of the SEC set forth in the above-mentioned no-action letters;

(2)
will not be able to tender your notes in the Exchange Offer; and

(3)
must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of your notes unless such sale or transfer is made pursuant to an exemption from such requirements

Subject to exceptions for certain holders, to participate in the Exchange Offer you will be required to represent to us at the time of the consummation of the Exchange Offer, among other things, that: (i) you are not an affiliate of ours; (ii) any Exchange Notes to be received by you will be acquired in the ordinary course of your business; and (iii) at the time of commencement of the Exchange Offer, you have no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of the Notes. In addition, in connection with any resales of Exchange Notes, any broker-dealer who acquired Exchange Notes for its own account as a result of market-making activities or other trading activities must deliver a prospectus meeting the requirements of the Securities Act. The SEC has taken the position that such a broker-dealer may fulfill its prospectus delivery requirements with respect to the Exchange Notes (other than a resale of an unsold allotment from the initial sale of the Initial Notes) with this prospectus. Under the Registration Rights Agreement, we are required to allow a broker-dealer and other persons with similar prospectus delivery requirements, if any, to use this prospectus in connection with the resale of such Exchange Notes for a period of time not less than 180 days following the consummation of the Exchange Offer. If you are a broker-dealer that receives Exchange Notes for its own account in exchange for Initial Notes, where you acquired such Initial Notes as a result of market-making activities or other trading activities, you acknowledge that you will deliver a prospectus in connection with any resale of such Exchange Notes. See “Plan of Distribution.”
You will not be required by us to pay brokerage commissions or fees or, subject to the instructions in the applicable letter of transmittal, transfer taxes relating to your exchange of Initial Notes for Exchange Notes in the Exchange Offer.
Shelf Registration Statement
If:
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we are not permitted to effect the Exchange Offer because of any change in law or in applicable interpretations of such law by the staff of the SEC;

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the Exchange Offer is not consummated by the 40th day after the date on which the exchange offer registration statement was declared effective;

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any of the initial purchasers of the Initial Notes so requests with respect to the Initial Notes not eligible to be exchanged for Exchange Notes in the Exchange Offer and held by it following the consummation of Exchange Offer;

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any holder of the Notes (other than a broker-dealer electing to exchange Initial Notes acquired for its own account as a result of market-making or other trading activities for Exchange Notes) is not eligible to participate in the Exchange Offer and any such holder so requests for any reason other than the failure by such holder to make a timely and valid tender in accordance with the terms of Exchange Offer; or

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any holder of the Notes (other than a broker-dealer electing to exchange Initial Notes acquired for its own account as a result of market-making or other trading activities for Exchange Notes) participates in the Exchange Offer but does not receive freely tradable Exchange Notes on the date of the exchange and any such holder so requests for any reason other than the failure by such holder to make a timely and valid tender in accordance with the terms of Exchange Offer, we will:
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as promptly as practicable prepare and file with the SEC a “shelf” registration statement relating to the offer and sale (on a continuous basis) of the Notes that are not otherwise freely tradable;

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use our reasonable best efforts to cause the shelf registration statement to be declared effective not later than the latter to occur of the date that is (i) 150 days after the date on which our obligation to file the shelf registration arises or (ii) September 15, 2024 with respect to the Notes (365 days after the date on which we issued the Initial Notes) (such 150th or 365th day, as the case may be, being the “Shelf Effectiveness Deadline” for the shelf registration statement); and

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use our reasonable best efforts to keep the shelf registration statement continuously effective until the later of (i) one year from the date on which we issued the Initial Notes (subject to extension under certain circumstances) or (ii) 90 days from the date of effectiveness of such shelf registration statement, or such shorter period ending when all the Notes covered by the shelf registration statement have been sold pursuant to the shelf registration statement or are no longer “Transfer Restricted Securities” as defined in the Registration Rights Agreement.

The foregoing obligations are subject to our right to postpone or suspend the filing or effectiveness of any shelf registration statement (or exchange offer registration statement) if such action is required by law or taken by us in good faith and for valid business reasons in accordance with the terms of the Registration Rights Agreement.
You will not be entitled, except if you were an initial purchaser of the Initial Notes, to have your Notes registered under any shelf registration statement (if one is filed), unless you agree in writing to be bound by the applicable provisions of the Registration Rights Agreement. In order to sell your Notes under the shelf registration statement, you generally must be named as a selling security holder in the related prospectus and must deliver a prospectus to purchasers. Consequently, you will be subject to the civil liability provisions under the Securities Act in connection with those sales and indemnification obligations under the Registration Rights Agreement.
Additional Interest
A registration default will be deemed to have occurred:
(1)
if the exchange offer registration statement is not declared effective on or before September 15, 2024;

(2)
with respect to certain Notes that qualify as “Transfer Restricted Securities,” if a required shelf registration statement is not declared effective on or prior to the applicable Effectiveness Deadline; or

(3)
with respect to any Transfer Restricted Securities, on and after the Shelf Effectiveness Deadline or Exchange Offer Effectiveness Deadline (plus an additional 30 days in respect of an exchange offer registration statement), either the exchange offer registration statement or the shelf registration statement has been declared effective, but such registration statement or the related prospectus thereafter ceases to be effective or usable (subject to certain exceptions) in connection with resales of such Initial Notes or Exchange Notes for the periods specified and in accordance with the Registration Rights Agreement because (i) any event occurs as a result of which the related prospectus forming part of such registration statement would include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein in the light of the circumstances under which they were made not misleading, (ii) it shall be necessary to amend such registration statement or supplement the related prospectus to comply with the Securities Act or the Exchange Act, or the respective rules thereunder, or (iii) of a Suspension (as defined in the Registration Rights Agreement) by us in accordance with provisions and procedures provided in the Registration Rights Agreement.

Additional interest will accrue on the Initial Notes subject to such registration default, for so long as they constitute Transfer Restricted Securities, (i) at a rate of 0.25% per annum from and including the date on which any such registration default occurs to and including the 90th day immediately following the occurrence of such registration default and (ii) at a rate of 0.50% thereafter to but excluding the date on which all such registration defaults have ceased to be continuing. In no event will such additional interest be payable for periods after September 15, 2025 with respect to the Initial Notes. In each case, such additional interest is payable in addition to any other interest payable from time to time with respect to the Initial Notes and the Exchange Notes. The Exchange Notes will not contain any provisions regarding the payment of additional interest.
Expiration Date; Extensions; Termination; Amendments
The Exchange Offer will remain open for at least 30 calendar days after the commencement thereof and will expire on the expiration date. The expiration date is 5:00 p.m., New York City time, on        , 2024, unless we in our sole discretion extend the period during which the Exchange Offer is open, in which event the expiration date is the latest time and date on which the Exchange Offer, as so extended by us, expires. We reserve the right to extend the Exchange Offer at any time and from time to time by giving written notice to The Bank of New York Mellon Trust Company, N.A., as the exchange agent, before 9:00 a.m., New York City time, on the first business day following the previously scheduled expiration date and by timely public announcement communicated in accordance with applicable law or regulation. During any extension of the Exchange Offer, all Initial Notes previously tendered pursuant to the Exchange Offer and not validly withdrawn will remain subject to the Exchange Offer.
The exchange date will occur promptly after the expiration date. We expressly reserve the right to (i) terminate the Exchange Offer and not accept for exchange any Initial Notes if any of the events set forth below under “— Conditions to the Exchange Offer” shall have occurred and shall not have been waived by us and (ii) amend the terms of the Exchange Offer in accordance with applicable law or regulation, whether before or after any tender of the Initial Notes. If any such termination or amendment occurs, we will notify the exchange agent in writing and will either issue a press release or give written notice to the holders of the Initial Notes as promptly as practicable. Unless we terminate the Exchange Offer prior to 5:00 p.m., New York City time, on the expiration date, we will exchange the Initial Notes for the Exchange Notes on the exchange date.
If we waive any material condition to the Exchange Offer, or amend the Exchange Offer in any other material respect, and if at the time that notice of such waiver or amendment is first published, sent or given to holders of Initial Notes in the manner specified above, the Exchange Offer is scheduled to expire at any time earlier than the expiration of a period ending on the fifth business day from, and including, the date that such notice is first so published, sent or given, then the Exchange Offer will be extended until the expiration of such period of five business days.
This prospectus and the related letters of transmittal and other relevant materials will be mailed by us to record holders of Initial Notes and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the lists of holders for subsequent transmittal to beneficial owners of Initial Notes.
How to Tender
The tender to us of Initial Notes by you pursuant to the procedures set forth below will constitute an agreement between you and us in accordance with the terms and subject to the conditions set forth herein and in the applicable letter of transmittal.
The Initial Notes currently are in book-entry form and represented by one or more global Initial Notes registered in the name of The Depository Trust Company (“DTC”) or its nominee. Accordingly, you must tender your Initial Notes pursuant to DTC’s Automated Tender Offer Program (“ATOP”) and the other procedures described in this prospectus and the related letter of transmittal.
By using the ATOP procedures to tender your Initial Notes, you will not be required to deliver a signed letter of transmittal to the exchange agent. However, you will be bound by the terms of the letter of transmittal as though you had signed and delivered it. The form of the letter of transmittal accompanies this prospectus.
If you wish to tender your Initial Notes pursuant to the Exchange Offer, you must, among other things, deliver or cause to be delivered to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date:

•
a computer generated message transmitted by DTC to and received by the exchange agent and forming a part of the Book Entry Confirmation (as defined below) stating that the holder of the Initial Notes acknowledges and agrees to be bound by the terms of the letter of transmittal accompanying this prospectus (an “Agent’s Message”); and

•
an electronic confirmation from DTC of the book entry transfer of your Initial Notes into the exchange agent’s account at DTC (a “Book-Entry Confirmation”).

You may tender any or all of your Initial Notes; provided that Initial Notes may only be tendered in denominations of $2,000 and integral multiples of $1,000 in excess thereof and, if any Initial Note is tendered in part, the untendered portion of such Initial Note must be a denomination of $2,000 or an integral multiple of $1,000 in excess thereof. For further information, see “— Book-Entry Transfers.”
To receive confirmation of a tender of Initial Notes, you should contact the exchange agent at the telephone number set forth on the back cover of this prospectus.
If you are the beneficial owner of Initial Notes in book-entry form that are held through or registered in the name of a broker, dealer, bank or other financial institution or nominee and you wish to tender those Initial Notes in the Exchange Offer, you must promptly instruct such broker, dealer, bank or other financial institution or nominee, as the case may be, to tender those Exchange Notes on your behalf prior to the expiration of the Exchange Offer or, if you are a direct participant in DTC, you may give those instructions directly to DTC.
Initial Notes must be tendered through DTC’s ATOP procedures. You should allow sufficient time to insure delivery to the exchange agent before 5:00 p.m., New York City time, on the expiration date. You may request the broker, dealer, bank or other financial institution or nominee through which you may hold Initial Notes to effect these transactions for you. No letter of transmittal, Initial Notes or other documents should be sent to us.
We, in our sole and absolute discretion, will make a final and binding determination on all questions as to the validity, form, eligibility (including time of receipt) and acceptance of Initial Notes tendered for exchange. We reserve the absolute right to reject any and all tenders of any Initial Notes not properly tendered and not to accept any Initial Notes if acceptance might, in our judgment or our counsel’s, be unlawful. We also reserve the right, in our sole and absolute discretion, to waive any defects or irregularities or conditions of the Exchange Offer as to any Initial Notes either before or after the expiration of the Exchange Offer (including the right to waive the ineligibility of any holder or beneficial owner who seeks to tender Initial Notes in the Exchange Offer). Our interpretation of the terms and conditions of the Exchange Offer (including the letter of transmittal and instructions thereto) as to any particular tender of Initial Notes or holder or beneficial owner thereof either before or after the expiration of the Exchange Offer will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Initial Notes for exchange must be cured within a reasonable period of time, as we in our sole and absolute discretion may determine. We are not, nor is the exchange agent or any other person, under any duty to notify you or any other person of any defect or irregularity with respect to your tender of Initial Notes for exchange, or if any Agent’s Messages, Book-Entry Confirmations or other documents are or are not received by the exchange agent, and no one will be liable for failing to provide such notification.
Representations by Tendering Owners
By tendering Initial Notes, you will acknowledge, represent and warrant to and agree with us that, among other things, (i) you are not an “affiliate” (within the meaning of the Securities Act) of ours, (ii) any Exchange Notes you receive in the Exchange Offer will be acquired by you in the ordinary course of your business, (iii) you have no arrangement or understanding with any person to engage in, and you are not engaged in and do not intend to engage in, the distribution (within the meaning of the Securities Act) of the Exchange Notes in violation of the Securities Act, (iv) you are not a broker-dealer that will receive Exchange Notes in the Exchange Offer in exchange for Initial Notes that you purchased from us for resale pursuant to Rule 144A under the Securities Act or any other available exemption from registration under the Securities Act, and (v) if you are a broker-dealer holding Initial Notes acquired for your own account as a result of your market making or other trading activities (a “participating broker-dealer”), you will deliver (or, to the extent permitted by applicable law, make available) a prospectus meeting the requirements of the Securities

Act to purchasers and other transferees in connection with any resale or other transfer of the Exchange Notes you receive in exchange for such Initial Notes pursuant to the Exchange Offer (provided, however, by so acknowledging and by delivering (or making available as aforesaid) a prospectus, you will not be deemed to admit that you are an “underwriter” within the meaning of the Securities Act). For additional information, see “Plan of Distribution” below.
By tendering Initial Notes, you will also acknowledge, represent and warrant to and agree with us that you have full right, power and authority to tender, sell, assign and transfer all right, title and interest in and to the Initial Notes tendered and to acquire Exchange Notes issuable upon the exchange of such tendered Initial Notes and that, if and when such Initial Notes are validly tendered and accepted by us for exchange, we will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim.
If you are unable to make these and other acknowledgements, representations, warranties and agreements in the letter of transmittal, or if you are participating in the Exchange Offer for the purpose of participating in a distribution (within the meaning of the Securities Act) of the Exchange Notes to be acquired in the Exchange Offer, or if you are a broker-dealer that will receive Exchange Notes in the Exchange Offer in exchange for Initial Notes that you acquired from us for resale pursuant to Rule 144A under the Securities Act or any other available exemption from registration under the Securities Act, you will not be permitted to exchange your Initial Notes in the Exchange Offer and you will be subject to other consequences described below under “Plan of Distribution.”
Acceptance of Initial Notes for Exchange; Delivery of Exchange Notes
Upon satisfaction or waiver of all of the conditions to the Exchange Offer, we will accept, promptly after the expiration of the Exchange Offer, all Initial Notes validly tendered and not validly withdrawn and, promptly after acceptance of the Initial Notes, we will issue Exchange Notes in an aggregate principal amount equal to the aggregate principal amount of Initial Notes so accepted. See “— Conditions to the Exchange Offer.” For purposes of the exchange offer, we will be deemed to have accepted validly tendered Initial Notes for exchange if and when we give oral (confirmed in writing) or written notice to the exchange agent.
A holder of Initial Notes accepted for exchange will receive Exchange Notes in an aggregate principal amount equal to the aggregate principal amount of such Initial Notes. Persons who are the registered holders of the Exchange Notes at the close of business on the record date for the first interest payment date following the consummation of the Exchange Offer will be entitled to receive interest accruing from the issue date of the Initial Notes or, if interest has been paid, the most recent date to which interest has been paid on the Initial Note. Interest will cease to accrue on Initial Notes that are exchanged for Exchange Notes pursuant to the Exchange Offer, and holders and beneficial owners of Initial Notes will not be entitled to receive any payments in respect of accrued and unpaid interest on Initial Notes that are exchanged for Exchange Notes.
In all cases, issuance of Initial Notes for Exchange Notes that are accepted for exchange will be made only after timely receipt by the exchange agent of:
•
a Book-Entry Confirmation of the transfer of such Initial Notes into the exchange agent’s account at DTC, and

•
an Agent’s Message.

Any Initial Notes which have been tendered for exchange but which are not exchanged for any reason (including, without limitation, because the tender of those Initial Notes has been properly withdrawn or because we do not accept those Initial Notes for exchange or terminate the Exchange Offer) will be credited to the accounts at DTC of the applicable DTC participants, without cost to such holders, promptly after withdrawal of such Initial Notes or expiration or termination of the Exchange Offer, as the case may be.
Book-Entry Transfers
For purposes of the Exchange Offer, the Exchange Agent will request that an account be established with respect to the Initial Notes at DTC, unless the Exchange Agent has already established an account with DTC suitable for the Exchange Offer. Any financial institution that is a direct participant in DTC (a “participant”) may make book-entry delivery of Initial Notes by causing DTC to transfer such Initial Notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer and by causing DTC to deliver an Agent’s Message and a Book-Entry Confirmation complying with the terms of the Exchange Offer to the exchange agent through DTC.
Any DTC participant wishing to tender Initial Notes in the Exchange Offer (whether on its own behalf or on behalf of the beneficial owner of Initial Notes) should transmit its acceptance to DTC sufficiently far in advance of the expiration of the Exchange Offer so as to permit DTC to take the following actions prior to 5:00 p.m., New York City time, on the expiration date. DTC will verify such acceptance, execute a book-entry transfer of the tendered Initial Notes into the exchange agent’s account at DTC and then send to the exchange agent a Book-Entry Confirmation of such book-entry transfer. The Book-Entry Confirmation of such book-entry transfer will include an Agent’s Message confirming that such DTC participant acknowledges and agrees (on behalf of itself and on behalf of any beneficial owner of the applicable Initial Notes) to be bound by the letter of transmittal. All of the foregoing, together with any other required documents, must be delivered to and received by the exchange agent prior to 5:00 p.m., New York City time, on the expiration date.
Withdrawal Rights
You may withdraw, no later than 5:00 p.m., New York City time, on the expiration date of the Exchange Offer, any Initial Notes that you have tendered in the Exchange Offer. For a withdrawal of tendered Initial Notes to be effective, the exchange agent must receive, in the case of Initial Notes tendered pursuant to DTC’s ATOP procedures, an electronic notice of withdrawal transmitted by DTC on behalf of the DTC participant that tendered such Initial Notes no later than 5:00 p.m., New York City time, on the expiration date. The notice of withdrawal must:
•
specify the name and DTC account number of the DTC participant that tendered such Initial Notes,

•
identify the Initial Notes to be withdrawn (including the CUSIP number) and principal amount of such Initial Notes,

•
specify the name and account number at DTC to which the withdrawn Initial Notes should be credited, and

•
contain a statement that the holder is withdrawing its election to have the Initial Notes exchanged.

Properly withdrawn Initial Notes may be retendered by following the procedures described under “— How to Tender” above and in the letter of transmittal at any time prior to 5:00 p.m., New York City time, on the expiration date.
All questions as to the validity, form and eligibility (including time of receipt) of such notices of withdrawal and all other documents submitted and procedures followed in connection therewith will be determined by us in our sole and absolute discretion (which power may be delegated to the exchange agent), which determination shall be final and binding on all parties. Any Initial Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer and no Exchange Notes will be issued with respect thereto unless the Exchange Notes so withdrawn are validly retendered and not validly withdrawn and are accepted by us.
No Guaranteed Delivery
There are no guaranteed delivery procedures available in connection with the Exchange Offer. Accordingly, holders of Initial Notes must deliver or cause to be delivered their Initial Notes and all other required documentation to the exchange agent in accordance with the procedures described in this prospectus and the letter of transmittal prior to 5:00 p.m., New York City time, on the expiration date.
Conditions to the Exchange Offer
We are not required to accept for exchange, or to issue Exchange Notes in exchange for, any outstanding Initial Notes. We may terminate or extend the Exchange Offer by oral (confirmed in writing) or written notice to the exchange agent and by timely public announcement communicated in accordance with applicable law or regulation if any of the following shall have occurred:
•
any federal law, statute, rule, regulation or interpretation of the staff of the SEC has been proposed, adopted or enacted that, in our judgment, might impair our ability to proceed with the Exchange Offer or otherwise make it inadvisable to proceed with the Exchange Offer;

•
an action or proceeding has been instituted or threatened in any court or by any governmental agency that, in our judgment, might impair our ability to proceed with the Exchange Offer or otherwise make it inadvisable to proceed with the Exchange Offer;

•
there has occurred a material adverse development in any existing action or proceeding that might impair our ability to proceed with the Exchange Offer or otherwise make it inadvisable to proceed with the Exchange Offer;

•
any stop order is threatened or in effect with respect to the registration statement of which this prospectus is a part or the qualification of the G&R Indenture under the U.S. Trust Indenture Act of 1939, as amended;

•
all governmental approvals that we deem necessary for the consummation of the Exchange Offer have not been obtained;

•
there is a change in the current interpretation by the staff of the SEC which permits holders who have made the required representations to us to resell, offer for resale, or otherwise transfer Exchange Notes issued in the Exchange Offer without registration of the Exchange Notes and delivery of a prospectus; or

•
a material adverse change shall have occurred in our business, condition, operations or prospects.

The foregoing conditions are for our sole benefit and may be asserted by us with respect to all or any portion of the Exchange Offer regardless of the circumstances (including any action or inaction by us) giving rise to such condition or may be waived by us in whole or in part at any time or from time to time in our sole discretion. The failure by us at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, and each right will be deemed an ongoing right which may be asserted at any time or from time to time. In addition, we have reserved the right, notwithstanding the satisfaction of each of the foregoing conditions, to amend the terms of the Exchange Offer in accordance with applicable law or regulation.
Any determination by us concerning the fulfillment or non-fulfillment of any conditions will be final and binding upon all parties.
Exchange Agent
The Bank of New York Mellon Trust Company, N.A. has been appointed as the exchange agent for the Exchange Offer. All Initial Notes, Book-Entry Confirmations, Agent’s Messages and notices of withdrawal given through ATOP procedures and other electronic messages delivered through DTC must be delivered to the exchange agent through DTC’s systems and procedures. Questions relating to the procedure for tendering, as well as requests for additional copies of this prospectus and the letter of transmittal may be directed to the Exchange Agent at the telephone number or email address set forth on the back cover page of this prospectus. The Bank of New York Mellon Trust Company, N.A. is the trustee under the G&R Indenture. The Bank of New York Mellon Trust Company, N.A. (or one of its affiliates) currently serves, and may in the future serve, as trustee under indentures evidencing other indebtedness of us and our affiliates. The Bank of New York Mellon Trust Company, N.A. (or one of its affiliates) is also, and may in the future be, a lender under credit facilities for us and our affiliates.
ELECTRONIC DELIVERY OF INITIAL NOTES, BOOK-ENTRY CONFIRMATIONS, AGENT’S MESSAGES, NOTICES OF WITHDRAWAL AND OTHER ELECTRONIC MESSAGES TRANSMITTED TO THE EXCHANGE AGENT OTHER THAN THROUGH DTC’S SYSTEMS AND PROCEDURES DOES NOT CONSTITUTE A VALID DELIVERY.

Solicitation of Tenders; Expenses
We have not retained any dealer-manager or similar agent in connection with the Exchange Offer and will not make any payments to brokers, dealers or others for soliciting acceptances of the Exchange Offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for reasonable out-of-pocket expenses in connection therewith. We will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding tenders for their customers. The expenses to be incurred in connection with the Exchange Offer, including the fees and expenses of the exchange agent and printing, accounting and legal fees, will be paid by us and are estimated at approximately $300,000.
No dealer, salesperson or other individual has been authorized to give any information or to make any representations not contained in this prospectus in connection with the Exchange Offer. If given or made, such information or representations must not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any exchange made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the respective dates as of which information is given herein.
The Exchange Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Initial Notes in any jurisdiction in which the making of the Exchange Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take such action as we may deem necessary to make the Exchange Offer in any such jurisdiction and extend the Exchange Offer to holders of Initial Notes in such jurisdiction. In any jurisdiction the securities laws or blue sky laws of which require the Exchange Offer to be made by a licensed broker or dealer, the Exchange Offer is being made on behalf of us by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.
No Appraisal Rights
You will not have appraisal rights in connection with the Exchange Offer.
U.S. Federal Income Tax Consequences
The exchange of Initial Notes for Exchange Notes is not expected to be a taxable exchange for U.S. federal income tax purposes, and holders are not expected to realize any taxable gain or loss as a result of such exchange. See “Certain U.S. Federal Income Tax Considerations.”
Other
Participation in the Exchange Offer is voluntary and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decisions on what action to take.
As a result of the making of, and upon acceptance for exchange of all validly tendered Initial Notes pursuant to the terms of, this Exchange Offer, we will have fulfilled a covenant contained in the terms of the Initial Notes and the Registration Rights Agreement. Holders of the Initial Notes who do not tender their Initial Notes in the Exchange Offer will continue to hold such Initial Notes and will be entitled to all the rights, and limitations applicable thereto, under the G&R Indenture, except for any such rights under the Registration Rights Agreement which by their terms terminate or cease to have further effect as a result of the making of this Exchange Offer. See “Description of the Notes.” All untendered Initial Notes will continue to be subject to the restriction on transfer set forth in the G&R Indenture. To the extent that Initial Notes are tendered and accepted in the Exchange Offer, the trading market, if any, for the Initial Notes could be adversely affected. See “Risk Factors — Your ability to sell your Initial Notes may be significantly more limited and the price at which you may be able to sell your Initial Notes may be significantly lower if you do not exchange them for registered Exchange Notes in the Exchange Offer.”
We may in the future seek to acquire untendered Initial Notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plan to acquire any Initial Notes that are not tendered in the Exchange Offer.

DESCRIPTION OF THE NOTES
The Initial Notes were, and the Exchange Notes will be, issued pursuant to the General and Refunding Mortgage Indenture, dated as of May 1, 2001, as amended and supplemented to the date hereof, between us and The Bank of New York Mellon Trust Company, N.A., as trustee. The term “G&R Indenture” when used in this prospectus will refer to such indenture as amended by all supplemental indentures executed and delivered on or prior to the date on which the applicable Notes are issued and sold. The terms of the Notes include those stated in the G&R Indenture and those made part of the G&R Indenture by reference to the Trust Indenture Act of 1939, as amended.
On September 15, 2023, we issued $400,000,000 of our 5.900% Refunding and Mortgage Indenture, SPPC Series 2023A, due 2054. The following description is a summary of the material provisions of the G&R Indenture. It does not restate the G&R Indenture in its entirety. We urge you to read the G&R Indenture because it, and not this description, define your rights as a holder of the Notes.
General
The G&R Indenture does not limit the amount of Securities (as defined in the G&R Indenture) that we may issue. The Notes will be secured equally and will rank equally in right of payment with existing and future securities issued under the G&R Indenture and will be senior in right of payment to all of our existing and future subordinated indebtedness, if any.
The registered holder of a Note will be treated as the owner of it for all purposes. Only registered holders will have rights under the Officer’s Certificate establishing the terms of the Notes and the G&R Indenture.
Additional Interest
If (i) a registration statement with respect to the exchange offer for the Initial Notes is not declared effective by the SEC within 365 days after September 15, 2023, (ii) a shelf registration statement with respect to the resale of the Initial Notes is not declared effective by the SEC within 150 days after our obligation to file such shelf registration statement arises (but in any event not prior to 365 days after September 15, 2023) or (iii) any of the foregoing registration statements (or the prospectuses related thereto) after being declared effective by the SEC cease to be so effective or usable (subject to certain exceptions) in connection with resales of the Initial Notes or Exchange Notes for the periods specified and in accordance with the Registration Rights Agreement, the Exchange Notes that are then subject to such cessation or other registration default will accrue additional interest from and including the date on which any such event occurs until such event ceases to be continuing. See “The Exchange Offer — Additional Interest” above.
Principal, Maturity and Interest
The Initial Notes were initially offered in the aggregate principal amount of $400,000,000. The Initial Notes were, and the Exchange Notes will be, issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Notes will mature on March 15, 2054.
Interest on the Exchange Notes will accrue at the rate of 5.900% per annum and will be payable semi-annually in arrears on March 15 and September 15, having commenced on March 15, 2024. We will make each interest payment to the holders of record at the close of business on the immediately preceding March 1 and September 1.
Interest on the Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. If any date on which interest is payable on the Notes is not a business day, then payment of the interest payable on that date will be made on the next succeeding day which is a business day (and without any interest or other payment in respect of any delay), with the same force and effect as if made on such date.
Paying Agent and Registrar for the Notes
The Trustee will initially act as paying agent and registrar. We may change the paying agent or registrar without prior notice to the holders of the Notes, and we may act as paying agent or registrar.

Security and Ranking
The Exchange Notes will be senior obligations of Sierra Pacific and will rank equally in right of payment with all our existing and future senior obligations and will rank senior in right of payment to all of our existing and future subordinated obligations, if any. The Exchange Notes will be secured to the extent set forth under “— Description of the G&R Indenture” below.
No Sinking Fund
The Exchange Notes will not be subject to a mandatory sinking fund.
Optional Redemption
Prior to September 15, 2053 (six months prior to their maturity date) (the “Par Call Date”), we may redeem the Exchange Notes at our option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:
(1)   (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Exchange Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 25 basis points less (b) interest accrued to the date of redemption, and
(2)   100% of the principal amount of the Exchange Notes to be redeemed, plus, in either case, accrued and unpaid interest thereon to the redemption date.
On or after the Par Call Date, we may redeem the Exchange Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Exchange Notes being redeemed plus accrued and unpaid interest thereon to the redemption date.
“Treasury Rate” means, with respect to any redemption date, the yield determined by us in accordance with the following two paragraphs.
The Treasury Rate shall be determined by us after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) — H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities — Treasury constant maturities — Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, we shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields — one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life — and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.
If on the third business day preceding the redemption date H.15 TCM is no longer published, we shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, we shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, we shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.
Our actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error. We will notify the Trustee of the redemption price promptly after the calculation thereof, and the Trustee may rely upon such redemption price and shall not be responsible or liable for calculating such redemption price or any component thereof, or for determining whether manifest error has occurred.
Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with DTC’s procedures) at least 10 days but not more than 60 days before the redemption date to each holder of Exchange Notes to be redeemed.
In the case of a partial redemption, selection of the Exchange Notes for redemption will be made pro rata, by lot or by such other method as the Trustee in its sole discretion deems appropriate and fair. No Exchange Notes of a principal amount of $2,000 or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption that relates to the Note will state the portion of the principal amount of the Note to be redeemed. Except in the case of global securities, a new note in a principal amount equal to the unredeemed portion of the Note will be issued in the name of the holder of the Note upon surrender for cancellation of the original note. In the case of global securities held by DTC, DTC will determine the allocation of the redemption price among beneficial owners of such global securities in accordance with DTC’s applicable procedures.
Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the Exchange Notes or portions thereof called for redemption.
Description of the G&R Indenture
General
Except as otherwise contemplated below under this heading and subject to the exceptions specifically discussed under “Release of Property” and “Defeasance,” all Outstanding Securities, equally and ratably, will be secured by the lien of the G&R Indenture on substantially all properties owned by us and located in the States of Nevada and California (and not excepted or released from the lien thereof), and improvements, extensions and additions to, and renewals and replacements of, such properties.
Capitalized terms used under this heading (“Description of the G&R Indenture”) that are not otherwise defined in this prospectus have the meanings ascribed thereto in the G&R Indenture. References to article and section numbers under this heading are references to article and section numbers of the G&R Indenture, unless otherwise indicated.
Lien of the G&R Indenture
General
The G&R Indenture constitutes a lien on substantially all of our real property and tangible personal property located in the States of Nevada and California, other than property excepted from the lien thereof and such property as may have been released from the lien thereof in accordance with the terms thereof, subject to no liens prior to the lien of the G&R Indenture other than Permitted Liens and certain other liens permitted to exist.

The G&R Indenture provides that after-acquired property (other than excepted property) located in the States of Nevada and California will be subject to the lien of the G&R Indenture; provided, however, that in the case of consolidation or merger (whether or not we are the surviving corporation) or transfer of the Mortgaged Property as or substantially as an entirety, the G&R Indenture will not be required to be a lien upon any of the properties then owned or thereafter acquired by the successor corporation except properties acquired from us in or as a result of such transaction and improvements, extensions and additions (as defined in the G&R Indenture) to such properties and renewals, replacements and substitutions of or for any part or parts thereof. (See Article XIII and “Consolidation, Merger, etc.” herein.) In addition, after-acquired property may be subject to liens existing or placed thereon at the time of acquisition thereof, including, but not limited to, Purchase Money Liens (as hereinafter defined), and, in certain circumstances, to liens attaching to such property prior to the recording and/or filing of an instrument specifically subjecting such property to the lien of the G&R Indenture.
Without the consent of the Holders, we may enter into supplemental indentures with the Trustee in order to subject to the lien of the G&R Indenture additional property (including property which would otherwise be excepted from such lien). (See Section 14.01.) Such property would thereupon constitute Property Additions (so long as it would otherwise qualify as Property Additions as described below) and be available as a basis for the issuance of Securities. (See “— Issuance of Additional Securities.”)
Excepted Property
There are excepted from the lien of the G&R Indenture, among other things, cash, deposit accounts, securities; contracts, leases and other agreements of all kinds; contract rights, bills, notes and other instruments; revenues, accounts and accounts receivable and unbilled revenues, claims, demands and judgments; governmental and other licenses, permits, franchises, consents and allowances (except to the extent that any of the same constitute rights or interests relating to the occupancy or use of real property); certain intellectual property rights, domain names and other general intangibles; vehicles, movable equipment and aircraft; all goods, stock in trade, wares, merchandise and inventory held for sale or lease in the ordinary course of business; materials, supplies, inventory and other personal property consumable (otherwise than by ordinary wear and tear) in the operation of the Mortgaged Property; fuel; all hand and other portable tools and equipment; furniture and furnishings; computers and data processing, telecommunications and other facilities used primarily for administrative or clerical purposes or otherwise not used in connection with the operation or maintenance of electric or gas utility facilities; coal, ore, gas, oil and other minerals and timber; electric energy, gas (natural or artificial), steam, water and other products generated, produced, manufactured, purchased or otherwise acquired by us; real property, gas wells, pipe lines, and other facilities used primarily for the production or gathering of natural gas; and leasehold interests held by us as lessee. (See Granting Clauses.)
Our properties located outside of the States of Nevada and California are not subject to the lien of the G&R Indenture.
Permitted Liens
The lien of the G&R Indenture is subject to Permitted Liens and certain other liens permitted to exist. For purposes of the G&R Indenture, Permitted Liens includes any and all of the following, among other, liens: (a) liens for taxes, assessments and other governmental charges or requirements which are not delinquent or are being contested in good faith; (b) mechanics’, workmen’s and similar liens and other liens arising in the ordinary course of business; (c) liens in respect of judgments (i) in an amount not exceeding the greater of $10 million and 3% of the aggregate principal amount of Securities then Outstanding or (ii) with respect to which we shall in good faith be prosecuting an appeal or shall have the right to do so; (d) easements, leases or other rights of others in, and defects in title to, the Mortgaged Property which do not in the aggregate materially impair our use of the Mortgaged Property considered as a whole; (e) certain defects, irregularities and limitations in title to real property subject to rights-of-way in our favor or used primarily for right-of-way purposes; (f) liens securing indebtedness of others upon real property used for transmission or distribution or otherwise to obtain rights-of-way; (g) leases existing at the date of the G&R Indenture and subsequent leases with terms of not more than 10 years or which do not materially impair our use of the property subject thereto; (h) liens of lessors or licensors for amounts due which are not delinquent or are being contested;

(i) controls, restrictions or obligations imposed by Governmental Authorities upon our property or the operation thereof; (j) rights of Governmental Authorities to purchase or designate a purchase of our property; (k) liens required by law or governmental regulations as a condition to the transaction of any business or the exercise of any privilege or license, or to enable us to maintain self-insurance or to participate in any funds established to cover insurance risks or in connection with workmen’s compensation, unemployment insurance, social security or any pension or welfare benefit plan or program; (l) liens to secure duties or public or statutory obligations or surety, stay or appeal bonds; (m) rights of others to take minerals, timber, electric energy, gas, water, steam or other products produced by us or by others on our property; (n) rights and interests of Persons other than us arising out of agreements relating to the common ownership or joint use of property, and liens on the interests of such Persons in such property; (o) restrictions or assignment and/or qualification requirements on the assignee; (p) liens which have been bonded for the full amount in dispute or for the payment of which other security arrangements have been made; (q) easements, ground leases or rights-of-way on or across our property for the purpose of roads, pipelines, transmission or distribution lines, communication lines, railways and other similar purposes, provided that the same do not materially impair our use of such property; and (r) Prepaid Liens. (See Granting Clauses and Section 1.01.)
Trustee’s Lien.
The G&R Indenture provides that the Trustee will have a lien, prior to the lien on behalf of the holders of Securities, upon the Mortgaged Property for the payment of its reasonable compensation and expenses and for indemnity against certain liabilities. (See Section 11.07.)
Issuance of Additional Securities
The aggregate principal amount of Securities which may be authenticated and delivered under the G&R Indenture is unlimited. (See Section 3.01.) Securities of any series may be issued from time to time on the basis of Property Additions, Retired Securities and cash deposited with the trustee, and in an aggregate principal amount not exceeding:
(i)
70% of the Cost or Fair Value to us (whichever is less) of Property Additions (as described below) which do not constitute Funded Property (generally, Property Additions which have been made the basis of the authentication and delivery of Securities, the release of Mortgaged Property or the withdrawal of cash, which have been substituted for retired Funded Property or which have been used for other specified purposes) after certain deductions and additions, primarily including adjustments to offset property retirements;

(ii)
the aggregate principal amount of Retired Securities; and

(iii)
an amount of cash deposited with the Trustee. (See Article IV.)

Property Additions generally include any property which is owned by us and is subject to the lien of the G&R Indenture except (with certain exceptions) goodwill, going concern value rights or intangible property, or any property the cost of acquisition or construction of which is properly chargeable to one of our operating expense accounts. (See Section 1.03.)
Retired Securities means, generally, Securities which are no longer Outstanding under the G&R Indenture, which have not been retired by the application of Funded Cash and which have not been used as the basis for the authentication and delivery of Securities, the release of property or the withdrawal of cash.
Release of Property
Unless an Event of Default has occurred and is continuing, we may obtain the release from the lien of the G&R Indenture of any Funded Property, except for cash held by the Trustee, upon delivery to the Trustee of an amount in cash equal to the amount, if any, by which 70% of the Cost of the property to be released (or, if less, the Fair Value to us of such property at the time it became Funded Property) exceeds the aggregate of:
(1)
an amount equal to 70% of the aggregate principal amount of obligations secured by Purchase

Money Lien upon the property to be released and delivered to the Trustee, subject to certain limitations described below;
(2)
an amount equal to 70% of the Cost or Fair Value to us (whichever is less) of certified Property Additions not constituting Funded Property after certain deductions and additions, primarily including adjustments to offset property retirements (except that such adjustments need not be made if such Property Additions were acquired or made within the 90-day period preceding the release);

(3)
the aggregate principal amount of Securities we would be entitled to issue on the basis of Retired Securities (with such entitlement being waived by operation of such release);

(4)
any amount of cash and/or an amount equal to 70% of the aggregate principal amount of obligations secured by Purchase Money Lien upon the property released delivered to the Trustee or other holder of a lien prior to the lien of the G&R Indenture, subject to certain limitations described below;

(5)
the aggregate principal amount of Securities delivered to the Trustee (with such Securities to be canceled by the Trustee); and

(6)
any taxes and expenses incidental to any sale, exchange, dedication or other disposition of the property to be released. (See Section 8.03.)

As used in the G&R Indenture, the term “Purchase Money Lien” means, generally, a lien on the property being released which is retained by the transferor of such property or granted to one or more other Persons in connection with the transfer or release thereof, or granted to or held by a trustee or agent for any such Persons, and may include liens which cover property in addition to the property being released and/or which secure indebtedness in addition to indebtedness to the transferor of such property. (See Section 1.01.) Generally, the principal amount of obligations secured by Purchase Money Lien used as the basis for the release of property may not exceed 75% of the Fair Value of such property unless no additional obligations are outstanding, or are permitted to be issued, under such Purchase Money Lien. (See Section 8.03.)
Property that is not Funded Property may generally be released from the lien of the G&R Indenture without depositing any cash or property with the Trustee as long as (a) the aggregate amount of Cost or Fair Value to us (whichever is less) of all Property Additions which do not constitute Funded Property (excluding the property to be released) after certain deductions and additions, primarily including adjustments to offset property retirements, is not less than zero or (b) the Cost or Fair Value (whichever is less) of property to be released does not exceed the aggregate amount of the Cost or Fair Value to us (whichever is less) of Property Additions acquired or made within the 90-day period preceding the release. (See Section 8.04.)
The G&R Indenture provides simplified procedures for the release of minor properties and property taken by eminent domain, and provides for dispositions of certain obsolete property and grants or surrender of certain rights without any release or consent by the Trustee. (See Sections 8.05, 8.07 and 8.08.)
If we retain any interest in any property released from the lien of the G&R Indenture, the G&R Indenture will not become a lien on such property or such interest therein or any improvements, extensions or additions to such property or renewals, replacements or substitutions of or for such property or any part or parts thereof. (See Section 8.09.)
Withdrawal of Cash
Unless an Event of Default has occurred and is continuing and subject to certain limitations, cash held by the Trustee may, generally, (1) be withdrawn by us (a) to the extent of an amount equal to 70% of the Cost or Fair Value to us (whichever is less) of Property Additions not constituting Funded Property, after certain deductions and additions, primarily including adjustments to offset retirements (except that such adjustments need not be made if such Property Additions were acquired or made within the 90-day period preceding the withdrawal) or (b) in an amount equal to the aggregate principal amount of Securities that we would be entitled to issue on the basis of Retired Securities (with the entitlement to such issuance being waived by operation of such withdrawal) or (c) in an amount equal to the aggregate principal amount of any Outstanding Securities delivered to the Trustee; or (2) upon our request, be applied to (a) the purchase of Securities or (b) the payment (or provision therefor) at Stated Maturity of any Securities or the redemption (or provision therefor) of any Securities which are redeemable. (See Section 8.06.)
Consolidation, Merger, etc.
We may not consolidate with or merge into any other corporation or convey, otherwise transfer or lease the Mortgaged Property as or substantially as an entirety to any Person unless (a) the corporation formed by such consolidation or into which we are merged or the Person which acquires by conveyance or other transfer, or which leases, the Mortgaged Property as or substantially as an entirety is a corporation organized and existing under the laws of the United States, or any State or Territory thereof or the District of Columbia, and such corporation executes and delivers to the Trustee a supplemental indenture that in the case of a consolidation, merger, conveyance or other transfer, or in the case of a lease if the term thereof extends beyond the last stated maturity of the Securities then outstanding, contains an assumption by such corporation of the due and punctual payment of the principal of and premium, if any, and interest, if any, on the Securities and the performance of all of our covenants and conditions under the G&R Indenture and, in the case of a consolidation, merger, conveyance or other transfer that contains a grant, conveyance, transfer and mortgage by such corporation confirming the lien of the G&R Indenture on the Mortgaged Property and subjecting to such lien all property thereafter acquired by such corporation that shall constitute an improvement, extension or addition to the Mortgaged Property or renewal, replacement or substitution of or for any part thereof and, at the election of such corporation, subjecting to the lien of the G&R Indenture such other property then owned or thereafter acquired by such corporation as such corporation shall specify and (b) in the case of a lease, such lease is made expressly subject to termination by us or by the Trustee at any time during the continuance of an Event of Default. (See Section 13.01.) In the case of the conveyance or other transfer of the Mortgaged Property as or substantially as an entirety to any other Person, upon the satisfaction of all the conditions described above, we would be released and discharged from all obligations under the G&R Indenture and on the Securities then Outstanding unless we elect to waive such release and discharge. (See Section 13.04.)
Modification of G&R Indenture
Modification Without Consent
Without the consent of any Holders, we may enter into one or more supplemental indentures with the Trustee for any of the following purposes:
(a)
to evidence the succession of another Person to us and the assumption by any such successor of our covenants in the G&R Indenture and in the Securities; or

(b)
to add one or more covenants by us or other provisions for the benefit of all Holders or for the benefit of the Holders of, or to remain in effect only so long as there shall be outstanding, Securities of one or more specified series (for the purposes of this subsection, “series” includes all tranches thereof), or to surrender any right or power conferred upon us by the G&R Indenture; or

(c)
to correct or amplify the description of any property at any time subject to the lien of the G&R Indenture; or better to assure, convey and confirm to the Trustee any property subject or required to be subjected to the lien of the G&R Indenture; or to subject to the lien of the G&R Indenture additional property (including property of others), to specify any additional Permitted Liens with respect to such additional property and to modify the provisions in the G&R Indenture for dispositions of certain types of property without release in order to specify any additional items with respect to such additional property; or

(d)
to change or eliminate any provision of the G&R Indenture or to add any new provision to the G&R Indenture, provided that if such change, elimination or addition adversely affects the interests of the Holders of the Securities of any series in any material respect, such change, elimination or addition will become effective with respect to such series only when no Security of such series remains Outstanding; or

(e)
to establish the form or terms of the Securities of any series as permitted by the G&R Indenture; or

(f)
to provide for the authentication and delivery of bearer securities and coupons appertaining thereto representing interest, if any, thereon and for the procedures for the registration, exchange and replacement thereof and for the giving of notice to, and the solicitation of the vote or consent of, the holders thereof, and for any and all other matters incidental thereto; or

(g)
to evidence and provide for the acceptance of appointment by a successor trustee or by a co-trustee; or

(h)
to provide for the procedures required to permit the utilization of a non-certificated system of registration for all, or any series of, the Securities; or

(i)
to change any place or places where (1) the principal of and premium, if any, and interest, if any, on all or any series of Securities will be payable, (2) all or any series of Securities may be surrendered for registration of transfer, (3) all or any series of Securities may be surrendered for exchange and (4) notices and demands to or upon us in respect of all or any series of Securities and the G&R Indenture may be served; or

(j)
to cure any ambiguity, to correct or supplement any provision therein which may be defective or inconsistent with any other provision therein, or to make any other changes to the provisions thereof or to add or remove other provisions with respect to matters and questions arising under the G&R Indenture, so long as such other changes or additions do not adversely affect the interests of the Holders of Securities of any series in any material respect. (See Section 14.01.)

Without limiting the generality of the foregoing, if the Trust Indenture Act is amended after the date of the G&R Indenture in such a way as to require changes to the G&R Indenture or the incorporation therein of additional provisions or so as to permit changes to, or the elimination of, provisions which, at the date of the G&R Indenture or at any time thereafter, were required by the Trust Indenture Act to be contained in the G&R Indenture, the G&R Indenture will be deemed to have been amended so as to conform to such amendment or to effect such changes or elimination, and we may, without the consent of any Holders, enter into one or more supplemental indentures with the Trustee to evidence or effect such amendment. (See Section 14.01.)
Modifications Requiring Consent
Except as provided above, the consent of the Holders of not less than a majority in aggregate principal amount of the Securities of all series then Outstanding, considered as one class, is required for the purpose of adding any provisions to, or changing in any manner, or eliminating any of the provisions of, the G&R Indenture pursuant to one or more supplemental indentures; provided,however, that if less than all of the series of Securities Outstanding are directly affected by a proposed supplemental indenture, then the consent only of the Holders of a majority in aggregate principal amount of Outstanding Securities of all series so directly affected, considered as one class, will be required; and provided, further, that if the Securities of any series have been issued in more than one tranche and if the proposed supplemental indenture directly affects the rights of the Holders of one or more, but less than all such tranches, then the consent only of the Holders of a majority in aggregate principal amount of the Outstanding Securities of all such tranches so directly affected, considered as one class, will be required; and provided, further, that no such amendment or modification may:
(a)
change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Security, or reduce the principal amount thereof or the rate of interest thereon (or the amount of any installment of interest thereon) or change the method of calculating such rate or reduce any premium payable thereon, or reduce the amount of the principal of any Discount Security that would be due and payable upon a declaration of acceleration of Maturity or change the coin or currency (or other property) in which any Security or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Maturity of any Security (or, in the case of redemption, on or after the redemption date) without, in any such case, the consent of the Holder of such Security,

(b)
permit the creation of any lien not otherwise permitted by the G&R Indenture ranking prior to the lien of the G&R Indenture with respect to all or substantially all of the Mortgaged Property or terminate the lien of the G&R Indenture on all or substantially all of the Mortgaged Property or deprive the Holders of the benefit of the lien of the G&R Indenture, without, in any such case, the consent of the Holders of all Securities then Outstanding,

(c)
reduce the percentage in principal amount of the Outstanding Securities of any series, or tranche thereof, the consent of the Holders of which is required for any such supplemental indenture, or the consent of the Holders of which is required for any waiver of compliance with any provision of the G&R Indenture or of any default thereunder and its consequences, or reduce the requirements for quorum or voting, without, in any such case, the consent of the Holder of each Outstanding Security of such series, or

(d)
modify certain of the provisions of the G&R Indenture relating to supplemental indentures, waivers of certain covenants and waivers of past defaults with respect to the Securities of any series without the consent of the Holder of each Outstanding Security of such series.

A supplemental indenture that changes or eliminates any covenant or other provision of the G&R Indenture that has expressly been included solely for the benefit of the Holders of, or that is to remain in effect only so long as there shall be Outstanding Securities of one or more specified series or modifies the rights of the Holders of Securities of such series with respect to such covenant or other provision, will be deemed not to affect the rights under the G&R Indenture of the Holders of the Securities of any other series. (See Section 14.02.)
Waiver
The Holders of at least a majority in aggregate principal amount of all Securities may waive our obligations to comply with certain covenants, including the covenants to maintain its corporate existence and properties, pay taxes and discharge liens, maintain certain insurance and make such recordings and filings as are necessary to protect the security of the Holders and the rights of the Trustee and its covenant with respect to merger, consolidation or the transfer or lease of the Mortgaged Property as or substantially as an entirety, described above, provided that such waiver occurs before the time such compliance is required. The Holders of at least a majority of the aggregate principal amount of Outstanding Securities of all affected series or tranches, considered as one class, may waive, before the time for such compliance, compliance with any covenant specified with respect to Securities of such series or tranches thereof. (See Section 6.09.)
Before any sale of any of the Mortgaged Property and before a judgment or decree for payment of the money due shall have been obtained by the Trustee, the Holders of at least a majority in principal amount of all Outstanding Securities may waive any past default under the G&R Indenture, except a default (a) in the payment of the principal of or premium, if any, or interest, if any, on any Security Outstanding, or (b) in respect of a covenant or provision of the G&R Indenture which cannot be modified or amended without the consent of the Holder of each Outstanding Security of any series or tranche affected. Upon any such waiver, such default shall cease to exist, and any and all Events of Default arising therefrom shall be deemed to have been cured; but no such waiver shall extend to any subsequent or other default or impair any right consequent thereon. (Section 10.17.)
Events of Default
Each of the following events constitutes an Event of Default under the G&R Indenture (See Section 10.01.):
(1)
failure to pay interest on any Security within 60 days after the same becomes due and payable;

(2)
failure to pay principal of or premium, if any, on any Security within three Business Days after its Maturity;

(3)
failure to perform or breach of any of our covenants or warranties in the G&R Indenture (other than a covenant or warranty which is to remain in effect only so long as the Notes remain outstanding or a default in the performance of which or breach of which is dealt with elsewhere under this paragraph) for a period of 90 days after there has been given to us by the Trustee, or to us and the Trustee by the Holders of at least 33% in principal amount of Outstanding Securities, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default,” unless the Trustee, or the Trustee and the Holders of a principal amount of Securities not less than the principal amount of Securities the Holders of which gave such notice, as the case may be, agree in writing to an extension of such period prior to its expiration; provided, however, that the Trustee, or the Trustee and such Holders, as the case may be, will be deemed to have agreed to an extension of such period if we have initiated corrective action within such period and is being diligently pursued; and
(4)
certain events relating to our reorganization, bankruptcy and insolvency or appointment of a receiver or trustee for our property.

Remedies
Acceleration of Maturity
If an Event of Default occurs and is continuing, then the Trustee or the Holders of not less than 33% in principal amount of Securities then Outstanding may declare the principal amount (or if the Securities are Discount Securities, such portion of the principal amount as may be provided for such Discount Securities pursuant to the terms of the G&R Indenture) of all of the Securities then Outstanding, together with premium, if any, and accrued interest, if any, thereon to be immediately due and payable. At any time after such declaration of acceleration of the Securities then Outstanding, but before the sale of any of the Mortgaged Property and before a judgment or decree for payment of money shall have been obtained by the Trustee as provided in the G&R Indenture, the Event or Events of Default giving rise to such declaration of acceleration will, without further act, be deemed to have been cured, and such declaration and its consequences will, without further act, be deemed to have been rescinded and annulled, if
(a)
we have paid or deposited with the Trustee a sum sufficient to pay

(1)
all overdue interest, if any, on all Securities then Outstanding;

(2)
the principal of and premium, if any, on any Securities then Outstanding which have become due otherwise than by such declaration of acceleration and interest thereon at the rate or rates prescribed therefor in such Securities; and

(3)
all amounts due to the Trustee as compensation and reimbursement as provided in the G&R Indenture; and

(b)
any other Event or Events of Default, other than the non-payment of the principal of Securities that shall have become due solely by such declaration of acceleration, shall have been cured or waived as provided in the G&R Indenture. (See Section 10.02.)

Possession of Mortgaged Property
Under certain circumstances and to the extent permitted by law, if an Event of Default occurs and is continuing, the Trustee has the power to take possession of, and to hold, operate and manage, the Mortgaged Property, or with or without entry, sell the Mortgaged Property. If the Mortgaged Property is sold, whether by the Trustee or pursuant to judicial proceedings, the principal of the Outstanding Securities, if not previously due, will become immediately due, together with premium, if any, and any accrued interest. (See Sections 10.03, 10.04 and 10.05.)
Right to Direct Proceedings
If an Event of Default occurs and is continuing, the Holders of a majority in principal amount of the Securities then Outstanding will have the right to direct the time, method and place of conducting any proceedings for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee, provided that (a) such direction does not conflict with any rule of law or with the G&R Indenture, and could not involve the Trustee in personal liability in circumstances where indemnity would not, in the Trustee’s sole discretion, be adequate and (b) the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction. (See Section 10.16.)
Limitation on Right to Institute Proceedings
No Holder of any Security will have any right to institute any proceeding, judicial or otherwise, with respect to the G&R Indenture or for the appointment of a receiver or for any other remedy thereunder unless
(a)
such Holder has previously given to the Trustee written notice of a continuing Event of Default;

(b)
the Holders of not less than a majority in aggregate principal amount of the Securities then Outstanding have made written request to the Trustee to institute proceedings in respect of such Event of Default;

(c)
such Holder or Holders shall have offered to the Trustee reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request;

(d)
for sixty days after receipt of such notice, the Trustee has failed to institute any such proceeding; and

(e)
no direction inconsistent with such written request shall have been given to the Trustee during such sixty-day period by the Holders of a majority in aggregate principal amount of the Securities then Outstanding;

it being understood and intended that no one or more of such Holders shall have any right in any manner to affect, disturb or prejudice the lien of the G&R Indenture or the rights of any other of such Holders or to obtain or to seek to obtain priority or preference over any other of such Holders or to enforce any right under the G&R Indenture, except in the manner provided in the G&R Indenture and for the equal and ratable benefit of all of such Holders.
Furthermore, no Holder will be entitled to institute any such action if and to the extent that such action would disturb or prejudice the rights of other Holders. (See Section 10.11.)
No Impairment of Right to Receive Payment
Notwithstanding that the right of a Holder to institute a proceeding with respect to the G&R Indenture is subject to certain conditions precedent, each Holder of an Security has the absolute and unconditional right to receive payment of the principal of and premium, if any, and interest, if any, on such Security when due and to institute suit for the enforcement of any such payment, and such rights may not be impaired without the consent of such Holder. (See Section 10.12.)
Notice of Default
The Trustee is required to give the Holders notice of any default under the G&R Indenture to the extent required by the Trust Indenture Act, unless such default shall have been cured or waived, except that no such notice to Holders of a default of the character described in clause (3) under “Events of Default” may be given until at least 75 days after the occurrence thereof. (See Section 11.02.) The Trust Indenture Act currently permits the Trustee to withhold notices of default (except for certain payment defaults) if the Trustee in good faith determines the withholding of such notice to be in the interests of the Holders.
Indemnification of Trustee
As a condition precedent to certain actions by the Trustee in the enforcement of the lien of the G&R Indenture and institution of action on the Securities, the Trustee may require adequate indemnity against costs, expenses and liabilities to be incurred in connection therewith. (See Sections 10.11 and 11.01.)
Remedies Limited by State Law
The laws of the States of Nevada and California where the Mortgaged Property is located may limit or deny the ability of the Trustee or securityholders to enforce certain rights and remedies provided in the G&R Indenture in accordance with their terms.

Defeasance
Any Securities, or any portion of the principal amount thereof, will be deemed to have been paid for purposes of the G&R Indenture, and, at our election, our entire indebtedness in respect thereof will be deemed to have been satisfied and discharged, if there has been irrevocably deposited with the Trustee or any Paying Agent (other than us), in trust: (a) money (including Funded Cash not otherwise applied pursuant to the G&R Indenture) in an amount which will be sufficient, or (b) Eligible Obligations (as described below), which do not contain provisions permitting the redemption or other prepayment thereof at the option of the issuer thereof, the principal of and the interest on which when due, without any regard to reinvestment thereof, will provide monies which, together with the money, if any, deposited with or held by the Trustee or such Paying Agent, will be sufficient, or (c) a combination of (a) and (b) which will be sufficient, to pay when due the principal of and premium, if any, and interest, if any, due and to become due on such Securities or portions thereof. (See Section 9.01.) For this purpose, Eligible Obligations include direct obligations of, or obligations unconditionally guaranteed by, the United States of America, entitled to the benefit of the full faith and credit thereof, and certificates, depositary receipts or other instruments that evidence a direct ownership interest in such obligations or in any specific interest or principal payments due in respect thereof. The right of Sierra Pacific to cause its entire indebtedness in respect of the Securities of any series to be deemed to be satisfied and discharged as described above is subject to the satisfaction of conditions specified in the G&R Indenture and in the instrument creating such series.
Duties of the Trustee; Resignation; Removal
The Trustee will have, and will be subject to, all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to such provisions, the Trustee will be under no obligation to exercise any of the powers vested in it by the G&R Indenture at the request of any holder of Securities, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The Trustee will not be required to expend or risk its own funds or otherwise incur financial liability in the performance of its duties if the Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.
The Trustee may resign at any time by giving written notice thereof to us or may be removed at any time by Act of the Holders of a majority in principal amount of Securities then Outstanding delivered to us and the Trustee. No resignation or removal of the Trustee and no appointment of a successor trustee will become effective until the acceptance of appointment by a successor trustee in accordance with the requirements of the G&R Indenture. So long as no Event of Default or event which, after notice or lapse of time, or both, would become an Event of Default has occurred and is continuing, if we have delivered to the Trustee a resolution of our Board of Directors appointing a successor trustee and such successor has accepted such appointment in accordance with the terms of the G&R Indenture, the Trustee will be deemed to have resigned and the successor will be deemed to have been appointed as trustee in accordance with the G&R Indenture. (See Section 11.10.)
Evidence to be Furnished to the Trustee
Compliance with G&R Indenture provisions is evidenced by written statements of our officers or persons selected or paid by us. In certain cases, opinions of counsel and certification of an engineer, accountant, appraiser or other expert (who in some cases must be independent) must be furnished. In addition, the G&R Indenture requires us to give the Trustee, not less often than annually, a brief statement as to our compliance with the conditions and covenants under the G&R Indenture.
No Personal Liability of Directors, Officers, Employees and Stockholders
No director, officer, employee, incorporator or stockholder of Sierra Pacific will have any liability for any obligations of Sierra Pacific under the Securities, the G&R Indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Securities by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Securities. The waiver may not be effective to waive liabilities under the federal securities laws.

Payment and Paying Agents
Payment of the interest on any Security on any interest payment date will be made to the person in whose name such Security is registered as set forth in the instrument establishing the Security or in the Security.
Principal of and premium, if any, and interest on the Securities of a particular series will be payable at the office or agency of the paying agents designated by us. The principal corporate trust agency of the Trustee in The City of New York will be designated as sole paying agent for payments with respect to the debt securities.
All moneys paid by us to a paying agent or the Trustee for the payment of the principal, premium additional amounts or interest on a Security which remains unclaimed at the end of one year will be repaid to us, and the holder of the Security thereafter may look only to us for payment thereof.
Relationships with the Trustee
In addition to acting as Trustee, The Bank of New York Mellon Trust Company, N.A., and its affiliates have various banking and trust relationships with us and some of our affiliates.
Governing Law
The G&R Indenture and the Exchange Notes will be governed by and construed under the laws of the State of New York, without regard to conflicts of laws principles thereof.
Global Notes; Book-Entry System
The Initial Notes were, and the Exchange Notes will be, issued under a book-entry system in the form of one or more global notes (each, a “Global Note”). Each Global Note will be deposited with, or on behalf of, a depositary, which will be DTC. The Global Notes will be registered in the name of DTC or its nominee.
The Initial Notes were not issued in certificated form and, except under the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to physical delivery of the Notes in certificated form. The Global Notes may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee to a successor of DTC or a nominee of such successor.
DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, including Euroclear Bank S.A./N.V. as operator of the Euroclear System (“Euroclear”) and Clearstream Banking S.A. (“Clearstream”). DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is owned by a number of its participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the Financial Industry Regulatory Authority, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The rules applicable to DTC and its Direct and Indirect Participants are on file with the SEC.
Purchases of the securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the securities on DTC’s records. The ownership interest of each actual purchaser of each security (“Beneficial Owner”) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the securities are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in securities, except in the event that use of the book-entry system for the securities is discontinued.
To facilitate subsequent transfers, all Notes deposited by Direct Participants with DTC will be registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of Notes with DTC and their registration in the name of Cede & Co. or such other nominee effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Notes; DTC’s records reflect only the identity of the Direct Participants to whose accounts such Notes are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.
Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.
Neither DTC nor Cede & Co. (nor any other nominee of DTC) will consent or vote with respect to the Notes unless authorized by a Direct Participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an Omnibus Proxy to us as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).
Payments of principal of, and premium, if any, and interest on the Notes will be made to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC). DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or the trustee on the payable date in accordance with their respective holdings shown on DTC’s records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such Participant and not of DTC, the trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payments of principal of, and premium, if any, and interest on the Notes to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is our responsibility, disbursements of such payments to Direct Participants shall be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct and Indirect Participants.
DTC may discontinue providing its services as securities depositary with respect to the Notes at any time by giving reasonable notice to us or the trustee. Under such circumstances, in the event that a successor securities depositary is not obtained, certificated Notes are required to be printed and delivered. We may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). In that event, certificated Notes will be printed and delivered.
The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable but has not been independently verified by us, the initial purchasers or the trustee.
A Global Note of any series may not be transferred except as a whole by DTC to a nominee or successor of DTC or by a nominee of DTC to another nominee of DTC. A Global Note representing Notes is exchangeable, in whole but not in part, for Notes in definitive form of like tenor and terms if (1) DTC notifies us that it is unwilling or unable to continue as depositary for such Global Note or if at any time DTC is no longer eligible to be or in good standing as a “clearing agency” registered under the Exchange Act, and in either case, a successor depositary is not appointed by us within 120 days of receipt by us of such notice or of our becoming aware of such ineligibility or (2) we in our sole discretion (subject to the procedures of DTC) at any time determine not to have such Notes represented by a Global Note and notify the Trustee thereof. A Global Note exchangeable pursuant to the preceding sentence shall be exchangeable for Notes registered in such names and in such authorized denominations as DTC shall direct.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following discussion summarizes certain U.S. federal income tax consequences of the exchange of Initial Notes for Exchange Notes. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), the U.S. Treasury Regulations promulgated thereunder, administrative pronouncements, rulings and judicial decisions, all as in effect on the date hereof and all of which are subject to change or differing interpretations, possibly with retroactive effect. This summary addresses only the U.S. federal income tax consequences applicable to holders of Initial Notes that acquired the Initial Notes at their initial offering for an amount of cash equal to their issue price and held the Initial Notes as “capital assets” within the meaning of Section 1221 of the Code.
This summary does not address all of the U.S. federal income tax considerations that may be relevant to a particular holder in light of the holder’s individual circumstances or to holders subject to special rules under U.S. federal income tax laws, such as banks and other financial institutions, insurance companies, real estate investment trusts, regulated investment companies, tax-exempt organizations, entities and arrangements classified as partnerships for U.S. federal income tax purposes and other pass-through entities, dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting, persons liable for U.S. federal alternative minimum tax, U.S. holders whose functional currency is not the U.S. dollar, U.S. expatriates, and persons holding notes as part of a “straddle,” “hedge,” “conversion transaction,” or other integrated investment. The discussion does not address any foreign, state, local or non-income tax consequences of the exchange of Initial Notes for Exchange Notes.
This discussion is for general information purposes only and is not intended to be and should not be construed to be, legal or tax advice to any particular holder. Holders are urged to consult their own tax advisors regarding the application of the U.S. federal income tax laws to their particular situations, the consequences under federal estate or gift tax laws, as well as foreign, state, or local laws and tax treaties, and the possible effects of changes in tax laws.
U.S. Federal Income Tax Consequences of the Exchange Offer to Holders of Initial Notes
The exchange of Initial Notes for Exchange Notes pursuant to the Exchange Offer is not expected to be a taxable exchange for U.S. federal income tax purposes. Holders of Initial Notes are not expected to realize any taxable gain or loss as a result of such exchange and are expected to have the same adjusted issue price, tax basis, and holding period in the Exchange Notes as they had in the Initial Notes immediately before the exchange. The U.S. federal income tax consequences of holding and disposing of the Exchange Notes are expected to be the same as those applicable to the Initial Notes.

CERTAIN ERISA CONSIDERATIONS
The following is a summary of certain considerations associated with the purchase and holding of the Notes by employee benefit plans that are subject to Title I of ERISA, plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any U.S. or non-U.S. federal, state, local or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” within the meaning of 29 C.F.R. Section 2510.3-101 (as modified by Section 3(42) of ERISA) (as further described below) of any such plan, account or arrangement (each, a “Plan”).
General Fiduciary Matters
ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (a “Covered Plan”) and prohibit certain transactions involving the assets of a Covered Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority, responsibility or control over the administration of such a Covered Plan or the management or disposition of the assets of such a Covered Plan, or who renders investment advice for a fee or other compensation to such a Covered Plan, is generally considered to be a fiduciary of the Covered Plan.
In considering an investment in the Notes of a portion of the assets of any Plan, a Plan fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.
Each Plan fiduciary should consider the fact that none of us, the initial purchasers, nor any of our or their respective affiliates (the “Transaction Parties”) is acting, or will act, as a fiduciary to any Covered Plan with respect to the decision to purchase or hold the Notes in connection with the initial offer and sale and is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, with respect to such decision. All communications, correspondence and materials from the Transaction Parties with respect to the Notes are intended to be general in nature and are not directed at any specific purchaser of the Notes, and do not constitute advice regarding the advisability of investment in the Notes for any specific purchaser. The decision to purchase and hold the Notes must be made solely by each prospective Plan purchaser on an arm’s length basis.
Prohibited Transaction Issues
Section 406 of ERISA and Section 4975 of the Code prohibit Covered Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest” (within the meaning of Section 3(14) ERISA) or “disqualified persons” (within the meaning of Section 4975 of the Code) unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction, or the fiduciary of the Covered Plan engaged in such transaction, may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the Covered Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition, holding and disposition of Notes by a Covered Plan with respect to which we, the initial purchasers, or any of their respective affiliates are considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption.
In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the sale, purchase or holding of the Notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts, and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and

Section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code, respectively, for the purchase and sales of securities, provided that neither the party-in-interest nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Covered Plan involved in the transaction and provided further that the Covered Plan receives no less, and pays no more, than adequate consideration in connection with the transaction. There can be no assurance that all of the conditions of any such exemptions will be satisfied, that any class exemption or any other exemption will be available with respect to any particular transaction, or that, if an exemption is available, it will cover all aspects of any particular transaction involving the Notes.
Plans and entities that are (or whose assets constitute the assets of) governmental plans (as defined in Section 3(32) of ERISA), church plans (as defined in section 3(33) of ERISA) that have not made an election under section 410(d) of the Code and non-U.S. plans, while not subject to the fiduciary responsibility provisions of Title I of ERISA or the prohibited transaction provisions of Title I of ERISA or Section 4975 of the Code may nevertheless be subject to Similar Laws that include similar requirements. Fiduciaries of any such plans should consult with their counsel before purchasing any Notes.
Because of the foregoing, the Notes should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.
Representation
Accordingly, by acceptance of a Note each purchaser and subsequent transferee will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire or hold the Notes or an interest therein constitutes assets of any Plan or (ii) the acquisition, holding and disposition of the Notes by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.
The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the Notes (and/or holding the Notes) on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the Notes.

PLAN OF DISTRIBUTION
Based on existing interpretations of the Securities Act by the staff of the SEC set forth in several no-action letters to third parties, and subject to the immediately following sentence, we believe that the Exchange Notes that will be issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by the holders thereof without further compliance with the registration and prospectus delivery provisions of the Securities Act. However, any purchaser of Notes who is an “affiliate” (within the meaning of the Securities Act) of ours or who intends to participate in the Exchange Offer for the purpose of distributing the Exchange Notes or a broker-dealer (within the meaning of the Securities Act) that acquired Initial Notes in a transaction other than as part of its market-making or other trading activities and who has arranged or has an understanding with any person to participate in the distribution of the Exchange Notes: (1) will not be able to rely on the interpretations by the staff of the SEC set forth in the above-mentioned no-action letters; (2) will not be able to tender its Initial Notes in the Exchange Offer; and (3) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Notes unless such sale or transfer is made pursuant to an exemption from such requirements.
Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer acknowledges that it will deliver a prospectus in connection with any resale of such Exchange Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Initial Notes where such Initial Notes were acquired as a result of market-marketing activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.
We will not receive any proceeds from any such sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.
For a period of 180 days after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the Exchange Offer (including the expenses of one counsel for the holders of the notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS
Certain legal matters with respect to the Exchange Notes have been passed upon for us by ArentFox Schiff LLP, Chicago, Illinois. Certain matters of Nevada law have been passed upon for us by Hutchinson & Steffen, PLLC, Las Vegas, Nevada.
EXPERTS
The financial statements of Sierra Pacific Power Company as of December 31, 2023 and 2022, and for each of the three years in the period ended December 31, 2023, incorporated by reference in this prospectus by reference to Sierra Pacific Power Company’s annual report on Form 10-K for the year ended December 31, 2023, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and special reports and other information with the SEC. The SEC also maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers, like us, that file electronically with the SEC. Our SEC filings are also available to the public from the SEC’s internet site at http://www.sec.gov.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The following documents filed with the SEC (File No. 001-00508) are incorporated by reference into this prospectus:
(i)
our Annual Report on Form 10-K for the year ended December 31, 2023.

All documents and other reports filed by us with the SEC pursuant to Section 13 or 15(d) of the Exchange Act subsequent to the date of the initial registration statement that contains this prospectus and prior to the consummation of the Exchange Offer, shall be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of filing of such documents and other reports, except that we are not incorporating by reference any information we furnish (but do not file) under Item 2.02 or Item 7.01 of any Current Report on Form 8-K or Form 8-K/A.
Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, or in any other subsequently filed document which is also incorporated herein by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this prospectus except as so modified or superseded.
You may request a copy of any filings referred to above (other than exhibits to such documents unless such exhibits are specifically incorporated by reference therein), at no cost, by writing or calling us at the following address or telephone number:
Sierra Pacific Power Company
P.O. Box 10100
6100 Neil Road
Reno, Nevada 89511
Attention: Chief Financial Officer
Telephone: (775) 834-4011
All tendered Initial Notes and letters of transmittal should be directed to the exchange agent.
Questions relating to the procedure for tendering, as well as requests for additional copies of this prospectus and the letter of transmittal may be directed to the Exchange Agent as follows:
By Email CT_REORG_UNIT_INQUIRIES@bnymellon.com	By Telephone (315) 414-3349

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.   Indemnification of Directors and Officers.
Insofar as indemnification for liabilities arising under the U.S. Securities Act of the 1933, as amended (or Securities Act), may be permitted to the registrant’s directors and officers pursuant to the following provisions or otherwise, the registrant has been advised that, although the validity and scope of the governing statute have not been tested in court, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In addition, indemnification may be limited by state securities laws.
The Nevada Revised Statutes provide that a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in the director’s or officer’s capacity as a director or officer unless it is proven that the act or failure to act constituted a breach of director’s or officer’s fiduciary duties as a director or officer and the breach of those duties involved intentional misconduct, fraud or a knowing violation of law. The corporation’s Articles of Incorporation or an amendment thereto may, however, provide for greater individual liability. Furthermore, directors may be jointly and severally liable for the payment of certain distributions in violation of Chapter 78 of the Nevada Revised Statutes.
The Articles of Incorporation and By-laws of Sierra Pacific provide in substance that no director, officer, employee, fiduciary or authorized representative of the company shall be personally liable for monetary damages as such for any action taken, or any failure to take any action, as a director, officer or other representative capacity to the fullest extent that the laws of the State of Nevada permit elimination or limitation of the liability of directors and officers.
The Nevada Revised Statutes also provide that under certain circumstances, a corporation may indemnify any person for amounts incurred in connection with a pending, threatened or completed action, suit or proceeding in which the person is, or is threatened to be made, a party by reason of the person being a director, officer, employee or agent of the corporation or serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, if such person (a) is not liable for a breach of fiduciary duty involving intentional misconduct, fraud or a knowing violation of law or such greater standard imposed by the corporation’s articles of incorporation; or (b) acted in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. Additionally, a corporation may indemnify a director, officer, employee or agent with respect to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, if such person (a) is not liable for a breach of fiduciary duty involving intentional misconduct, fraud or a knowing violation of law or such greater standard imposed by the corporation’s articles of incorporation; or (b) acted in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, however, indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court to be liable to the corporation or for amounts paid in settlement to the corporation, unless the court determines that the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, the corporation shall indemnify the person against expenses, including attorneys’ fees, actually and reasonably incurred by the person in connection with the defense.
The By-laws of Sierra Pacific provide in substance that every director and officer of the company shall be entitled to indemnification against reasonable expense and any liability incurred in connection with the defense of any actual or threatened claim, action, suit or proceeding, civil, criminal, administrative, investigative or other, whether brought by or in the right of the company or otherwise, in which the director or officer may be involved, as a party or otherwise, by reason of being or having been a director or officer of the company or by reason of the fact that such person is or was serving at the request of Sierra Pacific as a director, officer, employee, fiduciary or other representative of the company or another corporation, partnership, joint venture, trust, employee benefit plan or other entity, except to the extent prohibited by law.
Sierra Pacific insures its directors and officers against certain liabilities which they may incur in their capacity as such pursuant to a program of self-insurance maintained by the corporation.
The Registration Rights Agreement filed as Exhibit 4.1 to this registration statement provides for indemnification of directors and officers of the corporation by the initial purchasers against certain liabilities.
Item 21.   Exhibits and Financial Statement Schedules.
(a)
Exhibits. The following is a list of Exhibits to this Registration Statement.

Exhibit No.	Description
3.1**	Restated Articles of Incorporation of Sierra Pacific Power Company, dated October 25, 2006 (incorporated by reference to Exhibit 3.1 to the Sierra Pacific Power Company Quarterly Report on Form 10-Q for quarter ended September 30, 2006).
3.2**	Restated Articles of Incorporation of Sierra Pacific Power Company, dated January 23, 2019 (incorporated by reference to Exhibit 3.2 to the Sierra Pacific Power Company Quarterly Report on Form 10-Q for quarter ended September 30, 2023).
3.3**	Amended and Restated Bylaws of Sierra Pacific Power Company, as amended December 21, 2017 (incorporated by reference to Exhibit 3.2 to the Sierra Pacific Power Company Quarterly Report on Form 10-Q for the quarter ended March 31, 2018).
4.1**	Registration Rights Agreement dated September 15, 2023 by and among Sierra Pacific Power Company and BofA Securities, Inc., J.P. Morgan Securities LLC, Mizuho Securities USA LLC, RBC Capital Markets, LLC, and Truist Securities, Inc. as representatives of the several Purchasers listed therein (incorporated by reference to Exhibit 4.2 to the Sierra Pacific Power Company Current Report on Form 8-K dated September 18, 2023).
4.2**	General and Refunding Mortgage Indenture, dated as of May 1, 2001, between Sierra Pacific Power Company and The Bank of New York as Trustee (incorporated by reference to Exhibit 4.2(a) to the Sierra Pacific Power Company Quarterly Report on Form 10-Q for the quarter ended June 30, 2001).
4.3**	Second Supplemental Indenture, dated as of October 30, 2006, to subject additional properties of Sierra Pacific Power Company located in the State of California to the lien of the General and Refunding Mortgage Indenture and to correct defects in the original Indenture (incorporated by reference to Exhibit 4(A) to the Sierra Pacific Power Company Annual Report on Form 10-K for the year ended December 31, 2006).
4.4**	Third Supplemental Indenture, dated as of May 31, 2022, by and between Sierra Pacific Power Company and the Bank of New York Mellon Trust Company, N.A., as Trustee (incorporated by reference to Exhibit 4.3 to the Sierra Pacific Power Company Current Report on Form 8-K dated September 18, 2023).
4.5**	Officer’s Certificate establishing the terms of Sierra Pacific Power Company’s 6.75% General and Refunding Mortgage Notes, Series P, due 2037 (incorporated by reference to Exhibit 4.2 to the Sierra Pacific Power Company Current Report on Form 8-K dated June 27, 2007).
4.6**	Officer’s Certificate establishing the terms of Sierra Pacific Power Company’s 2.60% General and Refunding Mortgage Notes, Series U, due 2026 (incorporated by reference to Exhibit 4.1 to the Sierra Pacific Power Company Current Report on Form 8-K dated April 15, 2016).
4.7**	Officer’s Certificate establishing the terms of Sierra Pacific Power Company’s General and Refunding Mortgage Notes, Series V (incorporated by reference to Exhibit 4.4 to the Sierra Pacific Power Company Current Report on Form 8-K dated May 24, 2016).
4.8**	Officer’s Certificate establishing the terms of Sierra Pacific Power Company’s 4.71% General and Refunding Mortgage Bonds, Series W, due June 15, 2052 (incorporated by reference to Exhibit 4.3 to the Sierra Pacific Power Company Current Report on Form 8-K dated June 3, 2022).

Exhibit No.	Description
4.9**	Officer’s Certificate establishing the terms of Sierra Pacific Power Company’s 5.900% General and Refunding Mortgage Bonds, SPPC Series 2023A, due 2054 (incorporated by reference to Exhibit 4.1 to the Sierra Pacific Power Company Current Report on Form 8-K dated September 18, 2023).
4.10**	Financing Agreement dated May 1, 2016 between Washoe County, Nevada and Sierra Pacific Power Company (relating to Washoe County, Nevada’s $80,000,000 Water Facilities Refunding Revenue Bonds (Sierra Pacific Power Company Project) Series 2016C, 2016D and 2016E) (incorporated by reference to Exhibit 4.1 to the Sierra Pacific Power Company Current Report on Form 8-K dated May 24, 2016).
4.11**	Financing Agreement dated May 1, 2016 between Washoe County, Nevada and Sierra Pacific Power Company (relating to Washoe County, Nevada’s $213,930,000 Gas Facilities Refunding Revenue Bonds, Gas and Water Facilities Refunding Revenue Bonds and Water Facilities Refunding Revenue Bonds (Sierra Pacific Power Company Projects) Series 2016A, 2016B, 2016F and 2016G (incorporated by reference to Exhibit 4.2 to the Sierra Pacific Power Company Current Report on Form 8-K dated May 24, 2016).
4.12**	Financing Agreement dated May 1, 2016 between Humboldt County, Nevada and Sierra Pacific Power Company (relating to Humboldt County, Nevada’s $49,750,000 Pollution Control Refunding Revenue Bonds (Sierra Pacific Power Company Project) Series 2016A and 2016B (incorporated by reference to Exhibit 4.3 to the Sierra Pacific Power Company Current Report on Form 8-K dated May 24, 2016).
4.13**	Bond Purchase Agreement, dated as of May 31, 2022, by and among Sierra Pacific Power Company and the Purchasers, relating to the $250,000,000 in principal amount of the 4.71% General and Refunding Mortgage Bonds due 2052 (incorporated by reference to Exhibit 4.1 to the Sierra Pacific Power Company Current Report on Form 8-K dated June 3, 2022).
5.1*	Legal opinion of ArentFox Schiff LLP.
5.2*	Legal opinion of Hutchison & Steffen PLLC.
10.1**	$200,000,000 Demand Promissory Note, dated as of April 14, 2022, among Sierra Pacific Power Company, as the Maker, and NV Energy Inc., as the Holder (incorporated by reference to Exhibit 10.1 to the Sierra Pacific Power Company Quarterly Report on Form 10-Q for the quarter ended March 31, 2022).
10.2**	Transmission Use and Capacity Exchange Agreement between Nevada Power Company, Sierra Pacific Power Company and Great Basin Transmission, LLC dated August 20, 2010 (incorporated by reference to Exhibit 10.1 to the Sierra Pacific Power Company Quarterly Report on Form 10-Q for the quarter ended September 30, 2010).
10.3**	First Amendment to the $400,000,000 Fifth Amended and Restated Credit Agreement, dated as of June 30, 2023, among Sierra Pacific Power Company, as Borrower, the Banks, Financial Institutions and Other Institutional Lenders, as Initial Lenders, Wells Fargo Bank, National Association, as Administrative Agent and the LC Issuing Banks (incorporated by reference to Exhibit 10.8 to the Sierra Pacific Power Company Quarterly Report on Form 10-Q for the quarter ended June 30, 2023).
23.1	Consent of ArentFox Schiff LLP (included in their opinion filed as Exhibit 5.1).
23.2	Consent of Hutchinson & Steffen, PLLC (included in the opinion filed as Exhibit 5.2).
23.3*	Consent of Deloitte & Touche LLP.
24.1*	Power of Attorney (included on signature page hereto).
25.1*	Statement on Form T-1 of Eligibility of The Bank of New York Mellon Trust Company, N.A., as trustee.
99.1*	Form of Letter of Transmittal.
107*	Filing Fee Table.

*
Filed herewith.

**
Previously filed.

Certain instruments with respect to long-term debt are omitted pursuant to Item 601(b)(4)(iii)(A) of Regulation S-K. We hereby agree to furnish a copy of any such instrument to the Commission upon request.
Item 22.   Undertakings.
The undersigned registrant hereby undertakes:
(a)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(b)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the U.S. Securities Exchange Act of 1934, as amended (or Exchange Act) (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference into the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant, pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by any such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether or not such indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
The undersigned registrant hereby undertakes that, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Notwithstanding the foregoing, no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement in any such document immediately prior to such date of first use.
The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.
The undersigned registrant hereby undertakes that, for the purposes of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)
any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)
any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)
any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reno, Nevada on April 9, 2024.
Sierra Pacific Power Company
By:
/s/ Douglas A. Cannon

Douglas A. Cannon
Director, President and Chief Executive Officer
(principal executive officer)
POWER OF ATTORNEY
The undersigned officers and directors of Sierra Pacific Power Company hereby severally constitute and appoint Michael J. Behrens and Brandon M. Barkhuff, and each of them, attorneys-in-fact for the undersigned, in any and all capacities, with the power of substitution, to sign any amendments to this registration statement (including post-effective amendments) and any subsequent registration statement for the same offering which may be filed under Rule 462(b) under the U.S. Securities Act of 1933, as amended, and to file the same with exhibits thereto and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all interests and purposes as she or he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact, or her or his substitute or substitutes, may do or cause to be done by virtue thereof.
Pursuant to the requirements of the U.S. Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
/s/ Douglas A. Cannon Douglas A. Cannon	Director, President and Chief Executive Officer (principal executive officer)	April 9, 2024
/s/ Michael J. Behrens Michael J. Behrens	Vice President and Chief Financial Officer (principal financial and accounting officer)	April 9, 2024
/s/ Brandon M. Barkhuff Brandon M. Barkhuff	Director, Senior Vice President, Corporate Secretary, General Counsel and Chief Compliance Officer	April 9, 2024
/s/ Jesse E. Murray Jesse E. Murray	Director and Vice President, Electric Delivery	April 9, 2024
/s/ Jennifer L. Oswald Jennifer L. Oswald	Director and Senior Vice President Human Resources and Corporate Services	April 9, 2024
/s/ Anthony F. Sanchez, III Anthony F. Sanchez, III	Director and Executive Vice President Business Development and External Relations	April 9, 2024